Exhibit 10.1

Execution Version

SIXTH SUPPLEMENT
to
ANCHOR TENANT AGREEMENT
dated as of
April 8, 2022
between
JFK INTERNATIONAL AIR TERMINAL LLC
And
DELTA AIR LINES, INC.

EXHIBITS:
EXHIBIT A-2    DELTA PREMISES POST PHASE I DBO, POST PHASE II DBO AND POST 2022 TERMINAL EXPANSION WORK DBO; ADDITIONAL PHASE II PARCEL; LOCATION OF PERIMETER DIG AREA
EXHIBIT B    MASTER PLAN/PHASE III
EXHIBIT C-1    APPROVED 2022 TERMINAL EXPANSION WORK SIGNAGE LOCATIONS
EXHIBIT D-2    FORM OF 2022 TERMINAL EXPANSION WORK CONSTRUCTION CONTRACT ASSIGNMENT AGREEMENT

EXHIBIT E-2    FORM OF 2022 TERMINAL EXPANSION WORK CONTRACTOR CONSENT AND CONTRACT ASSIGNMENT AGREEMENT (MAJOR CONTRACTS)
EXHIBIT F-2    2022 TERMINAL EXPANSION WORK NON-MAJOR CONTRACT STIPULATED CONTRACT LANGUAGE
EXHIBIT L    2022 CONSTRUCTION ADMINISTRATION SERVICES

SCHEDULES:
SCHEDULE 4-1    PORT/IAT LEASE
SCHEDULE 4-6    SERIES 2022 BOND DOCUMENTS
SCHEDULE 6B-1    APPROVED 2022 TERMINAL EXPANSION WORK CONTRACT DOCUMENTS
SCHEDULE 6B-2    APPROVED 2022 TERMINAL EXPANSION WORK CONTRACT DOCUMENTS PENDING APPROVAL
SCHEDULE 6B-3    SERIES 2022 STANDARD DRAW DOCUMENTATION
SCHEDULE 7-3(a)    CALCULATION AND PAYMENT OF POST-DBO RENT (EFFECTIVE AS OF THE 2022 TERMINAL EXPANSION RENT COMMENCEMENT DATE)

SIXTH SUPPLEMENT TO ANCHOR TENANT AGREEMENT
SIXTH SUPPLEMENT (this “Sixth Supplement”), dated as of April 8, 2022, to that certain Anchor Tenant Agreement, dated as of December 9, 2010, by and between JFK INTERNATIONAL AIR TERMINAL LLC, a limited liability company organized and existing under the Laws of New York (together with its permitted successors and assigns, “IAT”), and DELTA AIR LINES, INC., a corporation organized and existing under the Laws of Delaware (together with its permitted successors and assigns, “Delta”), as amended by that certain First Supplement to Anchor Tenant Agreement, dated as of October 30, 2012, that certain Second Supplement to Anchor Tenant Agreement, dated as of October 28, 2014, that certain Third Supplement to Anchor Tenant Agreement, dated as of December 1, 2020, that certain Fourth Supplement to Anchor Tenant Agreement, dated as of July 15, 2021, and that certain Fifth Supplement to Anchor Tenant Agreement, dated as of April 8, 2022 (the “Agreement”). Capitalized terms used but not otherwise defined in this Sixth Supplement shall have the meanings ascribed thereto in the Agreement.
WITNESSETH:
WHEREAS, IAT and Delta are party to the Agreement pursuant to which Delta, among other things, leases the Delta Premises and occupies portions of Terminal 4;
WHEREAS, IAT and the Port Authority are entering into that certain First Supplemental Agreement to Amended and Restated Lease No. AYC-685 on or about the date hereof (the “First Supplemental Agreement to the Port/IAT Lease”) in order to provide for, among other things, the design and construction of the 2022 Expansion Project (as defined below);
WHEREAS, the 2022 Expansion Project includes the following nine (9) key elements: (1) expansion of Concourse A of Terminal 4 to include ten additional regional jet gates and associated facilities (the “New Concourse A Gates”), (2) conversion of three existing wide-body gates on Concourse B into two wide-body and two narrow-body gates (the “Concourse B Wide-Body Gate Conversion”); (3) conversion of eleven regional jet gates on Concourse B into seven narrow-body gates and one regional jet gate and the expansion of corresponding holdrooms and restrooms (the “Concourse B RJ Gate Conversion and Holdroom Expansion”); (4) expansion and modification of the existing Terminal 4 headhouse, including east domestic baggage claim and the west arrivals level security checkpoint queuing area, (the “Headhouse Expansion”); (5) construction of a new, Delta Sky Club lounge facility on Concourse A (the “New Delta Sky Club”); (6) construction of premium check-in, security and lounge facilities (the “New Delta One Lounge”) in the Terminal 4 headhouse; (7) landside improvements, including the addition of an arrivals level roadway curb frontage and digital wayfinding signage (the “2022 Roadway Improvements”); (8) certain upgrades to the headhouse and to Concourse A and Concourse B, including certain upgrades to concession spaces

(the “Existing Terminal Upgrades and Transformation”); and (9) certain upgrades to branding and signage at Terminal 4 in order to achieve the “One JFK Environment” (the “One JFK Branding and Signage Upgrades”) (collectively, the “2022 Expansion Project”);
WHEREAS, the New Concourse A Gates, Concourse B Wide-Body Gate Conversion, Concourse B RJ Gate Conversion and Holdroom Expansion, Headhouse Expansion, New Delta Sky Club, New Delta One Lounge and 2022 Roadway Improvements (i.e., elements (1)-(7)) are collectively referred to as the “2022 Terminal Expansion Work”, and the Existing Terminal Upgrades and Transformation and One JFK Branding and Signage Upgrades (i.e., elements (8) and (9)) are collectively referred to as the “2022 Transformation Work”);
WHEREAS, Delta desires to perform the 2022 Terminal Expansion Work for Delta’s occupancy and use as provided in the Agreement (as amended by this Sixth Supplement);
WHEREAS, Delta has agreed to perform certain construction administration functions with respect to the 2022 Transformation Work that IAT is performing pursuant to the Port/IAT Lease, as further described on Exhibit L (the “2022 Construction Administration Services”);
WHEREAS, IAT will be primarily responsible for the entirety of the 2022 Expansion Project pursuant to, and subject to the terms and provisions of, the Port/IAT Lease, and IAT will flow down substantially all risks and obligations of the 2022 Terminal Expansion Work and the 2022 Construction Administration Services to Delta pursuant to, and subject to the terms and provisions of, the Agreement (as amended by this Sixth Supplement), and IAT will retain all other risks and obligations related to the 2022 Transformation Work; and
WHEREAS, IAT and Delta desire to amend the Agreement as set forth herein in order to provide for, among other things, Delta’s performance of the 2022 Terminal Expansion Work, Delta’s performance of the 2022 Construction Administration Services, Delta’s occupancy and use of specified portions of the 2022 Terminal Expansion Work, and certain modifications to the Agreement in respect of the 2022 Expansion Project;
NOW, THEREFORE, in consideration of the premises set forth above, and the mutual covenants, agreements, conditions, representations, warranties and other provisions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

Section 1.Definitions; Interpretation.
(a)Addition of certain defined terms, effective as of the Sixth Supplement Effective Date. There shall be added to the appropriate alphabetical locations in Section 1.01(a) of the Agreement the following definitions, effective as of the Sixth Supplement Effective Date (as defined below):
(i)“2022 Construction Administration Services” is defined in the recitals to the Sixth Supplement.
(ii)“2022 Construction Contract Assignment Agreement” is defined in Section 6B.01(g).
(iii)“2022 Contractor Consent and Agreement” is defined in Section 6B.01(g).
(iv)“2022 Expansion Project” is defined in the recitals to the Sixth Supplement.
(v)“2022 Expansion Project Basis of Design” means the “2022 Expansion Project Basis of Design” as defined in the First Supplemental Agreement to the Port/IAT Lease.
(vi)“2022 Expansion Project Management Structure” is defined in Section 6B.09.
(vii)“2022 Expansion Project Period” is defined in the First Supplemental Agreement to the Port/IAT Lease.
(viii)“2022 Roadway Improvements” is defined in the recitals to the Sixth Supplement.
(ix)“2022 Terminal Expansion Rent Commencement Date” means August 1, 2023, or such other date as determined in accordance with Section 7.03(h).
(x)“2022 Terminal Expansion Work” is defined in the recitals to the Sixth Supplement.
(xi)“2022 Terminal Expansion Work Base Line Plans” is defined in Section 6B.01(c).
(xii)“2022 Terminal Expansion Work Construction Contracts” means those contracts that are entered into in connection with the 2022 Terminal Expansion Work for the performance of design, engineering and/or construction related services (except for any such contracts that relate solely to Delta’s trade fixtures and personal property), and which satisfy the applicable requirements of the First Supplemental Agreement to Port/IAT Lease, including without limitation Section 18C(h) thereof.
(xiii)“2022 Terminal Expansion Work Construction Period” means the period from the Sixth Supplement Effective Date until 2022 Terminal Expansion Work DBO.
(xiv)“2022 Terminal Expansion Work Contract Documents” is defined in Section 6B.01(e).
(xv)“2022 Terminal Expansion Work DBO” means the date upon which the Port Authority issues a “Final Certificate of Authorization to Occupy or Use” pursuant to the TCAP Process and the Requirements and Provisions for Work with respect to the 2022 Terminal Expansion Work.
(xvi)“2022 Terminal Expansion Work Environmental Cap” means an amount equal to (i) $2,500,000, to the extent such amounts are in respect of Assumed Environmental Damages identified in clause (b)(ii)(z) of the definition of Assumed Environmental Damages and located outside the 2022 Terminal Expansion Work Excavation Boundary on any portion of the Terminal 4 Site other than the First Supp. Additional Premises, and (ii) $2,000,000, to the extent such amounts are in respect of Assumed Environmental Damages identified in clause (b)(ii)(z) of the definition of Assumed Environmental Damages and located outside the 2022 Terminal Expansion Work Excavation Boundary on the First Supp. Additional Premises, which caps shall be separate and independent of one another, such that the maximum aggregate 2022 Terminal Expansion Work Environmental Cap shall be $4,500,000.
(xvii)“2022 Terminal Expansion Work Excavation Boundary” means the boundary or boundaries around the perimeter of the following areas: the footprint, as actually excavated, of the proposed 2022 Terminal Expansion Work identified on Exhibit A-2, page 51 as “disturbed area” (the “2022 Terminal Expansion Work Perimeter Dig Area”), together with additional excavated areas adjacent thereto for which excavation is performed pursuant to the plans and specifications included within the 2022 Terminal Expansion Work Contract Documents related to excavation and construction for purposes of completing the 2022 Terminal Expansion Work, plus a ten (10) foot wide (measured from the widest extent, surface or subsurface, of such excavations) strip of land adjacent to such foregoing areas; provided, however, that, to the extent such boundary or boundaries, as described above, would cross the lease line dividing the Terminal 4 Site and any other parcel at the Airport, the 2022 Terminal Expansion Work Excavation Boundary shall be deemed to coincide with such dividing line.

(xviii)“2022 Terminal Expansion Work Major Contract” is defined in Section 6B.01(g).
(xix)“2022 Terminal Expansion Work Perimeter Dig Area” is defined within the definition of the term “2022 Terminal Expansion Work Excavation Boundary”.
(xx)“2022 Terminal Expansion Work Project Cost Overruns” means costs of the 2022 Terminal Expansion Work in excess of the proceeds of the Series 2022 Bonds comprising the Series 2022 Terminal Expansion Work Bond Allocation available to pay such costs.
(xxi)“2022 Terminal Expansion Work Project Costs” means those costs and expenses incurred with respect to the development, construction and completion of the 2022 Terminal Expansion Work.
(xxii)“2022 Transformation Work” is defined in the recitals to the Sixth Supplement.
(xxiii)“Annual CPI Percentage Increase” means the percentage increase, if any, derived by subtracting the CPI for the immediately preceding twelve month period ending November from the CPI for the then current twelve month period ending November, dividing the difference by the CPI for the immediately preceding calendar year and expressing that result as a percentage.  All CPI increases shall take effect on January 1 of each calendar year. “CPI” means the Consumer Price Index for all Urban Consumers, New York-Northern New Jersey, Long Island, NY-NJ-CT-PA (all items unadjusted 1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor.
(xxiv)“Concourse B RJ Gate Conversion and Holdroom Expansion” is defined in the recitals to the Sixth Supplement.
(xxv)“Concourse B Wide-Body Gate Conversion” is defined in the recitals to the Sixth Supplement.
(xxvi)“Construction Coordination Agreement” is defined in the First Supplemental Agreement to the Port/IAT Lease.
(xxvii)“Existing Terminal Upgrades and Transformation” is defined in the recitals to the Sixth Supplement.
(xxviii)“First Supp. Additional Premises” is defined in the First Supplemental Agreement to the Port/IAT Lease

(xxix)“First Supplemental Agreement to the Port/IAT Lease” is defined in the recitals to the Sixth Supplement.
(xxx)“Final Completion” is defined in the First Supplemental Agreement to the Port/IAT Lease.
(xxxi)“Financial Terms” means, with respect to any Additional Bonds that may be issued in connection with Phase III: (i) the date or dates as of which such Additional Bonds shall be issued, (ii) the maturity schedule, (iii) optional redemptions, (iv) redemption, tender, retirement, call and sinking fund provisions, (v) denominations, registration and exchange, (vi) payment of principal and interest, (vii) notices of redemption, (viii) delivery, (ix) tax exemption requirements for private activity bonds under the Internal Revenue Code and applicable regulations, (x) terms and provisions relating to a credit facility for such Additional Bonds, and (xi) terms and provisions relating investment of bond proceeds.
(xxxii)“Headhouse Expansion” is defined in the recitals to the Sixth Supplement.
(xxxiii)“Late Phase Transformation Upgrades” shall have the meaning set forth in Recital No. 6 of the First Supplemental Agreement to the Port/IAT Lease.
(xxxiv)“New Concourse A Gates” is defined in the recitals to the Sixth Supplement.
(xxxv)“New Delta One Lounge” is defined in the recitals to the Sixth Supplement.
(xxxvi)“New Delta Sky Club” is defined in the recitals to the Sixth Supplement.
(xxxvii)“One JFK Branding and Signage Upgrades” is defined in the recitals to the Sixth Supplement.
(xxxviii) “Phase III Last Exercise Date” is defined in Section 35.01(c).
(xxxix) “Phase III Option” is defined in Section 35.01.
(xl) “Phase III Risk Allocation Principles” means all of the following: (i) Additional Bonds issued to finance Phase III shall be on terms and conditions (other than Financial Terms) substantially similar to the terms and conditions of the Series 2022 Bonds, and on Financial Terms reasonably acceptable to IAT and Delta, (ii) Delta Rent under this Agreement shall be increased to account for Delta’s allocable share of debt service on the portion of Additional Bonds issued to finance Phase

III, (iii) all of IAT’s risks and obligations under the Port/IAT Lease with respect to the Phase III work to be performed by Delta shall be flowed down to Delta under this Agreement in substantially the same manner as the risks and obligations under the Port/IAT Lease with respect to the Series 2022 Terminal Expansion Work, (iv) any of IAT’s risks and obligations under the Port/IAT Lease with respect to Phase III that are not to be performed by Delta and are not flowed down to Delta under this Agreement shall be consistent with (or less stringent than) the risks and obligations of IAT under the Port/IAT Lease with respect to the 2022 Terminal Expansion Work that were not to be performed by Delta and were not flowed down to Delta under the Sixth Supplement, (v) the Port/IAT Lease shall provide that IAT will not be in default thereunder due to any act or omission of Delta with respect to Phase III, and, should Delta default in its performance of Phase III, IAT’s obligations under the Port/IAT Lease with respect to Phase III shall be limited to implementation of a revised completion plan solely from the remaining available proceeds of the Additional Bonds issued to finance Phase III, (vi) if the term of the Port/IAT Lease is extended in connection with Phase III, the term of this Agreement shall be extended to the date that is one day prior to the expiration date of the Port/IAT Lease, and (vii) the Phase III work schedule shall include reasonable milestones, including substantial completion and final completion of Phase III, and Delta shall be required to diligently pursue such construction in accordance with the Phase III work schedule and use commercially reasonable efforts to meet each of the milestones in the Phase III work schedule, subject to delays outside Delta’s reasonable control, and no financial damages may be claimed or assessed by the Port Authority on IAT or Delta, or by IAT on Delta, and this Agreement shall not be subject to termination by IAT, as a result of a default arising from Delta’s failure to meet such milestones unless such reasons are within Delta’s control or Delta otherwise volitionally abandons Phase III.
(xli)“Phase III Roadway D&C Work” is defined in the First Supplemental Agreement to the Port/IAT Lease, as further described on Exhibit S1-18C.6 to the First Supplemental Agreement to Port/IAT Lease.
(xlii) “Rent Escalator” means the greater of 4% and the Annual CPI Percentage Increase.
(xliii)“Series 2022 Bond Documents” means the Series 2022 Bonds and the documents related thereto listed in Schedule 4-6, each as the same may be amended, supplemented, consolidated, replaced, extended, renewed, or otherwise modified from time to time in accordance with this Agreement.
(xliv)“Series 2022 Bonds” means the New York Transportation Development Corporation Special Facility Revenue Bonds, Series 2022 (Tax-Exempt/AMT) (Terminal 4 John F. Kennedy International Airport Project), in the aggregate principal amount of $1,323,930,000.00.

(xlv)“Series 2022 Standard Draw Documentation” means the documentation (and supporting statements and materials required therewith) required to be delivered by Delta pursuant to Section 6B.01(f) to request draws from the proceeds of the Series 2022 Bonds, which shall be substantially in the form of Schedule 6B-3 (subject to completion of the information required therein applicable to such draw request), or as modified from time to time as reasonably requested by IAT to address changes to the documents and information that IAT may be required to deliver in connection with draw requests under the Series 2022 Bond Documents.
(xlvi)“Series 2022 Terminal Expansion Work Bond Allocation” means the portion of the proceeds of the Series 2022 Bonds allocated to pay costs of the 2022 Terminal Expansion Work, and not allocated to pay costs of the 2022 Transformation Work or any other cost of the 2022 Expansion Project, in the amount of $1,089,673,280.
(xlvii)“Sixth Supplement” means the Sixth Supplement to this Agreement, dated as of April 8, 2022, between IAT and Delta.
(xlviii)“Sixth Supplement Effective Date” means April 8, 2022.
(b)Amendment of certain defined terms, effective as of the Sixth Supplement Effective Date. The definitions of the following terms contained in Section 1.01(a) of the Agreement are hereby amended and restated in their entirety as follows, effective as of the Sixth Supplement Effective Date.
(i)“Assumed Environmental Damages” means (a) Damages relating to the following events occurring or conditions originating subsequent to the Delta Space Permit Effective Date and prior to the end of the Term (i) the presence on, about or under the Delta Space of any Hazardous Substance, and/or (ii) the Release or threatened Release of any Hazardous Substance from the Delta Space, and/or (iii) the presence of any Hazardous Substance on, about or under Terminal 4 or other property at the Airport as a result of any Delta Representative’s use and occupancy of Terminal 4, the migration of a Hazardous Substance from the Delta Space, or any other activities conducted or work performed by or on behalf of Delta at Terminal 4, and/or (iv) any personal injury, including wrongful death, or property damage (including natural resource damage), arising out of or related to any Hazardous Substance described in (i), (ii), or (iii) above, and/or (v) the violation of any Environmental Requirement at the Delta Space, except for (A) the portion of such Damages resulting from any act or omission of IAT or its Affiliates or Sublessees, or any of their respective officers, directors, employees, agents, invitees and contractors at any time (in all cases other than the Delta Representatives), (B) the portion of such Damages resulting from the sole gross negligence or willful misconduct of the Port Authority or (C) in the case of Damages arising out of or relating to the presence of Hazardous Substances on, about or under the Delta Space because of the migration of Hazardous Substance from property other than the Delta Space, provided, however, that the exceptions in the foregoing items (A)-(C) do not apply to Delta’s obligations set forth in paragraphs (b) and (c) immediately below, and provided, further, however, that nothing in this paragraph (a) shall limit the obligations of Delta to perform the Remediation in connection with the Phase I IAT Project, the Phase II Project or the 2022 Terminal Expansion Work as described in paragraphs (b), (c), and (d) below;
(b)    prior to 2022 Terminal Expansion Work DBO (and after such date if any of any of the following conditions is discovered and not fully completed or reimbursed before such date), all costs and obligations under Section 18C(k) of the Port/IAT Lease (as supplemented by the First Supplemental Agreement to the Port/IAT Lease) with respect to the 2022 Terminal Expansion Work, and all costs to Remediate, and all costs that may be required to satisfy Environmental Requirements to store, dispose, treat or transport any item or material, including soil and water, containing Hazardous Substances (i) that is excavated at the Terminal 4 Site within the Excavation Boundary or the Phase II Excavation Boundary prior to Phase II DBO, or within the 2022 Terminal Expansion Work Excavation Boundary in connection with the 2022 Terminal Expansion Project, in each case without any monetary limit or cap, or (ii) that is excavated at the Terminal 4 Site outside of (x) the Excavation Boundary prior to Phase I DBO, (y) the Phase II Excavation Boundary prior to Phase II DBO or (z) the 2022 Terminal Expansion Work Excavation Boundary in connection with the 2022 Terminal Expansion Project, provided that the costs thereof for which Delta shall be responsible under this clause (ii) shall not exceed the Phase I IAT Project Environmental Cap (to the extent such costs are incurred in connection with the Phase I IAT Project), the Phase II Environmental Cap (to the extent such costs are incurred in connection with the Phase II Project) or the 2022 Terminal Expansion Work Environmental Cap (to the extent such costs are incurred in connection with the 2022 Terminal Expansion Work), as applicable, and in each case as needed to perform the construction of the Phase I IAT Project, the Phase II Project or the 2022 Terminal Expansion Work, as applicable, in accordance with Environmental Requirements, or if more stringent, in accordance with the requirements of the Port/IAT Lease; provided that, Remediation outside of the “Perimeter Dig Area” (as such area is described in the definition of “Excavation Boundary”), the “Phase II Perimeter Dig Area” (as such area is described in the definition of “Phase II Excavation Boundary”) or the“2022 Terminal Expansion Work Perimeter Dig Area” (as such area is described in the definition of “2022 Terminal Expansion Work Excavation Boundary”) shall only be performed if required by a Governmental Authority as a result of the discovery of Hazardous Substances within the Perimeter Dig Area, the Phase II Perimeter Dig Area or the 2022 Terminal Expansion Work Perimeter Dig Area, as applicable, that extend outside of the Perimeter Dig Area, the Phase II Perimeter Dig Area or the 2022 Terminal Expansion Work Perimeter Dig Area, as applicable, unless performance of Remediation is required by the Port Authority in order for it to be in compliance with, in its judgment, the Basic Lease, in which case the Remediation shall be undertaken and completed to attain such compliance to the satisfaction of the Port Authority. Delta and IAT acknowledge that Delta shall pay Delta’s Share of ATA Permitted Remediation Costs;
(c) from and after Phase II DBO, all costs and expenses incurred by IAT in connection with IAT’s satisfaction of its obligations under Section 42(p) of the Port/IAT Lease, including without limitation any Remediation required to be performed on the Additional Phase II Parcel, provided that such costs and expenses are not (x) recoverable directly from a Sublessee through such Sublessee’s indemnification obligations to IAT, or (y) paid by IAT in IAT’s discretion; and
(d) from and after 2022 Terminal Expansion Work DBO, all costs and expenses incurred by IAT in connection with IAT’s satisfaction of its obligations under Section 42(q) of the Port/IAT Lease, including without limitation any Remediation required to be performed on the First Supp. Additional Premises, provided that such costs and expenses are not (x) recoverable directly from a Sublessee through such Sublessee’s indemnification obligations to IAT, or (y) paid by IAT in IAT’s discretion.
(ii)“ATA Permitted Remediation Costs” means those costs for Remediation (without duplication for Assumed Environmental Damages) at Terminal 4 (or because of Hazardous Substances originating from Terminal 4) that must be performed because of Environmental Requirements, are not incurred because of, or in connection with, the construction of the Phase I IAT Project, the Phase II Project or the 2022 Expansion Project, and: (i) are not recoverable directly from a Sublessee through such Sublessee’s indemnification obligations to IAT, and (ii) are not already included in Delta Rent as an ATA Permitted O&M Expense. Costs for Remediation of environmental conditions on the Additional Phase II Parcel or the First Supp. Additional Premises that constitute Assumed Environmental Damages shall not be included as ATA Permitted Remediation Costs.
(iii)“Bond Documents” means the Series 6 Bond Documents, the Series 8 Bond Documents, the Series 2020 Bond Documents, except as otherwise provided in Section 1(d) of the Third Supplement, and the Series 2022 Bond Documents, except as otherwise provided in Section 1(d) of the Sixth Supplement.
(iv)“Bonds” means the Series 6 Bonds, the Series 8 Bonds, the Series 2020 Bonds, except as otherwise provided in Section 1(d) of the Third Supplement, and the Series 2022 Bond Documents, except as otherwise provided in Section 1(d) of the Sixth Supplement.
(v)“Concession Space” means the existing areas in Terminal 4 designated for concessionaires as shown on Exhibit A-2, pages 3 through 6 as “Retail/Retail Storage”, following Phase II DBO, any additional areas in Terminal 4 designated for concessionaires as part of the Phase II Project, and, following Final

Completion of the 2022 Expansion Project, any additional areas in Terminal 4 designated for concessionaires as part of the 2022 Expansion Project.
(vi)“Concourse A” means the east passenger concourse of Terminal 4 as generally shown on Exhibit A-2, page 1, including the related aircraft parking, apron and ramp, and, following 2022 Terminal Expansion Work DBO, the New Concourse A Gates and related aircraft parking, apron and ramp as shown on Exhibit A-2, pages 52 through 57.
(vii)“Delta’s Share of ATA Permitted Remediation Costs” means an amount equal to Delta’s share of the ATA Permitted Remediation Costs which shall be calculated based upon the ratio of the number of Delta and Delta Affiliate Carrier passengers arriving or departing from Terminal 4 from the Delta Space Permit Effective Date through the applicable date of determination, divided by the total number of passengers arriving and departing from Terminal 4 during the applicable period; provided that, without limiting Delta’s obligations hereunder for Assumed Environmental Damages or for Remediation not arising in connection with the 2022 Terminal Expansion Work, under no circumstance shall Delta’s Share of ATA Permitted Remediation Costs include any costs or expenses related to Remediation performed outside of the Excavation Boundary in connection with the Phase I IAT Project, outside the Phase II Excavation Boundary in connection with the Phase II Project or outside the 2022 Terminal Expansion Work Excavation Boundary in connection with the 2022 Terminal Expansion Work.
(viii)“Phase III” means Phase III of the Master Plan, as it may change from time to time by agreement among Delta, IAT and the Port Authority, presently expected to include an extension of Concourse A and, as necessary, modifications to the Headhouse as shown on Exhibit B, page 4.
(ix)“Phase IV” is defined on Exhibit S1-18C.2, Part 4, of the First Supplemental Agreement to the Port/IAT Lease, presently expected to include an extension of Concourse A and, as necessary, modifications to the Headhouse as shown on Exhibit B, pages 5 and 6.
(x)“Post-DBO Rent” means, for the period commencing as of Phase I DBO and continuing until Phase II DBO, the Delta Rent payable pursuant to Sections 7.02(a) and (b) of this Agreement, for the period commencing as of Phase II DBO and continuing through the 2022 Terminal Expansion Rent Commencement Date, the Delta Rent payable pursuant to Sections 7.03(a) and (b) of this Agreement, and for the period commencing as of the 2022 Terminal Expansion Rent Commencement Date and continuing through the remainder of the Term, the Delta Rent payable pursuant to Sections 7.03(f) and (g)] of this Agreement.

(xi)“Substantial Completion” means, with respect to any construction or improvements contemplated by this Agreement, the date or dates certified by the architect of record for the applicable project as the date when such construction or improvements are sufficiently complete, in accordance with the applicable Phase I IAT Project Contract Documents, Phase II Project Contract Documents and/or 2022 Terminal Expansion Work Contract Documents, so that said improvement may be occupied and used for the purpose of operating said improvement as contemplated by this Agreement and such occupancy is permitted by applicable Governmental Authority and/or the Port Authority.
(xii)“Tax Exempt Bond” means any obligation the interest on which is exempt from federal income tax under Section 103 of the Code issued to finance or refinance the cost of any aspect of Terminal 4, including the Series 6 Bonds, the Series 8 Bonds, the Series 2020A Bonds, the Series 2020C Bonds and the Series 2022 Bonds.
(xiii)“Terminal 4 Project Bonds” means the Bonds (including the Series 6 Bonds, the Series 8 Bonds, the Series 2020 Bonds and the Series 2022 Bonds) and any other special project bonds that may be issued by the Port Authority or the TDC Issuer in connection with Terminal 4, except as otherwise provided in Section 1(d) of the Third Supplement or Section 1(d) of the Sixth Supplement.
(xiv)“Terminal 4 Project Bond Documents” means, collectively and notwithstanding any duplication, the Bond Documents (including the Series 6 Bond Documents, the Series 8 Bond Documents, the Series 2020 Bond Documents and the Series 2022 Bond Documents), the Terminal 4 Project Bonds, and all documents comparable to the Bond Documents that may be executed and/or delivered in connection with the issuance of any Terminal 4 Project Bonds, except as otherwise provided in Section 1(d) of the Third Supplement or Section 1(d) of the Sixth Supplement.
(xv)“Terminal 4 Site” means a portion of the land on which the Airport is located that is leased by IAT from the Port Authority under the Port/IAT Lease and upon which Terminal 4 is and shall be located, which land includes, for the avoidance of doubt, the Additional Phase II Parcel and the First Supp. Additional Premises.
(xvi)“Transaction Documents” means this Agreement, the Bond Documents (including the Series 6 Bond Documents, the Series 8 Bond Documents, the Series 2020 Bond Documents and the Series 2022 Bond Documents), the recognition, non-disturbance, attornment and consent agreements entered into in accordance with Section 18.01, and the other documents listed in Schedule 4-4.
(c)Interpretation. The provisions of Section 1.02 of the Agreement are hereby incorporated by reference as if the same were fully restated herein.

(d)Other modifications concerning certain defined terms.
(i)Any modification under this Sixth Supplement to the term Bond Documents so as to include the term Series 2022 Bond Documents shall be deemed not to apply to the term Bond Documents as such term is used in the first sentence of Section 5.02(g), or in 6.01(f) of the Agreement.
(ii)Any modification under this Sixth Supplement to the term Terminal 4 Project Bonds so as to include the term Series 2022 Bonds shall be deemed not to apply to the term Terminal 4 Project Bonds as such term is used in Sections 6.01(g) or 6.01(h) of the Agreement.
(iii)Any modification under this Sixth Supplement to the term Terminal 4 Project Bond Documents so as to include the term Series 2022 Bond Documents shall be deemed not to apply to the term Terminal 4 Project Bond Documents as such term is used in Section 6.01(g) of the Agreement.
(e)Any modification under this Sixth Supplement to the term Transaction Documents so as to include the term Series 2022 Bond Documents shall be deemed not to apply to the term Transaction Documents as such term is used in Sections 4.01(d)-(h), 4.02(b)-(f) or 6.01(f) of the Agreement.
Section 2.Amendments to Article 2 (Demise; Premises).
Section 2.01(a) of the Agreement is hereby amended by inserting the following new clause (vi) and (vii) immediately after clause (v) thereof:
“(vi)    Commencing as of the dates specified below, the Delta Premises shall also include the following, which constitutes Additional CCB Gate-Related Space contemplated by Section 2.01(a)(v)(4) of this Agreement and shall count toward the aggregate 25,000 square feet of additional space contemplated thereby:
        (1)    As of February 1, 2022, the space identified as “Former El Al Lounge” and shown as part of the “Draft Graphical Update” on Exhibit A-2, page 6;
        (2)    As of April 1, 2022, the space identified as “Former Wingtips Lounge” and shown as part of the “Draft Graphical Update” on Exhibit A-2, page 6;
        (3)    As of July 1, 2022 (or such later date as reasonably agreed by IAT and Delta), the space identified as “Former Office Space” and shown as part of the “Draft Graphical Update” on Exhibit A-2, page 13;
        (4)    As of October 1, 2022, the space identified as “Former Swiss Lounge” and shown as part of the “Draft Graphical Update” on Exhibit A-2, page 6;

(vii)    Following 2022 Terminal Expansion Work DBO, the Delta Premises shall comprise the premises described in Sections 2.01(a)(iv), (v) and (vi), and, without duplication, the following, provided that, if any such premises is available for Delta’s use and occupancy prior to 2022 Terminal Expansion Work DBO and such premises has achieved Substantial Completion, such premises shall constitute Delta Premises as of the date Substantial Completion was achieved:
(1)The New Concourse A Gates, consisting of ten (10) regional jet Gates on Concourse A (provisionally designated as position numbers A9, A10, A11, A12, A14, A15, A16, A17, A19, A21), together with associated holdrooms, loading bridges, and equipment, as shown on Exhibit A-2, page 52;
(2)The seven (7) narrow-body Gates and one (1) regional jet Gate on Concourse B, which shall replace the eleven (11) regional jet gates identified in Section 2.01(a)(iv)(1), together with associated holdrooms, loading bridges, equipment, and ramp area, as shown as part of the “Draft Graphical Update” on Exhibit A-2, page 19;
(3)The two (2) wide-body and two (2) narrow-body gates on Concourse B, which shall replace the Additional CCB Gates but shall continue to be referred to herein as the Additional CCB Gates and shall be treated accordingly (including, without limitation, with respect to Additional CCB Gate Rent), together with associated holdrooms, loading bridges, equipment, and ramp area, as shown as part of the “Draft Graphical Update” on Exhibit A-2, page 14;
(4)Baggage Make-up Areas and devices MU-A4, MU-A5 and MU-A6, and MU-11, as shown as part of the “Draft Graphical Update” on Exhibit A-2, pages 7 and 12, respectively, provided that, the parties acknowledge that on occasion the baggage belt delivery system fails or other emergencies occur and baggage cannot be delivered to desired baggage make-up units and the parties agree to use best efforts to allow the other party use of their baggage make-up units, when available, should a baggage belt failure or other emergency occur;
(5)[Reserved];
(6)Office, Storage and Maintenance Space and other operations support space as shown as part of the “Draft Graphical Update” on Exhibit A-2, page 6;
        (7)    Space on the fourth level to be used in connection with the New Delta One Lounge as shown as part of the “Draft Graphical Update” on Exhibit A-2, page 6;
        (8)    Space to be used in connection with the New Delta Sky Club as shown as part of the “Draft Graphical Update” on Exhibit A-2, page 55.

Section 3.Amendments to Article 5 (Port/IAT Lease; Basic Lease; Transaction Documents).
(a)The first sentence of Section 5.01(d) of the Agreement is hereby amended by replacing (i) the phrase “and the Phase II Project” with the phrase “, the Phase II Project and the 2022 Terminal Expansion Work” therein, and (ii) the phrase “and the Phase II Project pursuant to Article 6A” with the phrase “, Phase II Project pursuant to Article 6A and the 2022 Terminal Expansion Work pursuant to Article 6B” appearing in clause (iv) thereof.
(b)Section 5.02(d) of the Agreement is hereby amended and restated in its entirety as follows:

        “(d)    IAT hereby grants to Delta consultation rights in respect of any and all investments made or directed by IAT in respect of the proceeds of the Series 8 Bonds, the Series 2020C Bonds and the Series 2022 Bonds.”
(c)Section 5.02(e) of the Agreement is hereby amended and restated in its entirety as follows:

        “(e)    Subject to IAT approval, at the request of Delta (i) all or any part of the Bonds may be refinanced on commercially reasonable terms in connection with the financing of Phase III, and (ii) the Series 2020C Bonds and the Series 2022 Bonds may be refinanced on commercially reasonable terms at any time. Except as provided in the preceding sentence, any other refinancing of the Bonds shall require the approval of Delta if such refinancing would have a Material Adverse Effect on Delta. If the required consent of Delta has been given as required by the preceding sentence, IAT and Delta shall use reasonable efforts to accomplish any of the foregoing refinancing(s) on commercially reasonable terms subject to consent of the Port Authority (if applicable).”
(d)Section 5.02(f) of the Agreement is hereby amended and restated in its entirety as follows:

     “Delta’s consent shall be required for (i) any financing or refinancing of the Terminal 4 Project Bonds that will materially and adversely affect rates and charges payable by Delta or Delta Affiliate Carriers, or (ii) any financing or refinancing of the Terminal 4 Project Bonds that will materially and adversely affect the ability to carry out the 2022 Terminal Expansion Work or Phase III, if such refinancing occurs on or prior to the Phase III Last Exercise Date, or after the Phase III Last Exercise Date and Delta has delivered a notice approved by IAT indicating its election to proceed with Phase III and Delta has commenced design and construction of Phase III; provided that, during an Event of Default by Delta in respect of Delta’s obligations regarding performing the 2022 Terminal Expansion Work in accordance with Article 6B, Delta’s consent shall not be required for any financing or refinancing of the Terminal 4 Project Bonds if such financing or refinancing is reasonably necessary for the completion of the 2022 Terminal Expansion Work, the payment of amounts due in respect of any 2022 Terminal Expansion Construction Contract or the payment of any other amounts or the performance of any other obligations in respect of the 2022 Terminal Expansion Work.”
(e)Section 5.02(g) of the Agreement is hereby amended and restated in its entirety as follows:

    “Upon the delivery by Delta of written notice to IAT that the Phase I IAT Project has been completed substantially in accordance with the terms of Article 6, any balance remaining in respect of proceeds of the Series 8 Bonds (other than amounts retained by the Trustee to pay costs not then due and payable or for which the liability for payment is in dispute or amounts to be retained therein by the Trustee, subject to compliance with Law related to the Tax Exempt Bonds) shall be applied in accordance with the terms of the applicable Bond Documents. Upon the delivery by Delta of written notice to IAT that the 2022 Terminal Expansion Work has been completed substantially in accordance with the terms of Article 6B, any balance remaining in respect of proceeds of the Series 2022 Bonds comprising the Series 2022 Terminal Expansion Work Bond Allocation (other than amounts retained by the Trustee to pay costs not then due and payable or for which the liability for payment is in dispute or amounts to be retained therein by the Trustee, subject to compliance with Law related to the Tax Exempt Bonds) shall be applied to the 2022 Transformation Work, subject to Delta’s reasonable approval, or otherwise in accordance with the terms of the applicable Bond Documents, subject to Delta’s reasonable approval to the extent that the applicable Bond Documents provide IAT with discretion over the application of such excess proceeds of such Series 2022 Bonds.
(f)Section 5.02(h) of the Agreement is hereby amended and restated in its entirety as follows:

    “Notwithstanding anything in this Agreement to the contrary, Delta hereby acknowledges and agrees that Delta shall promptly pay over or assign (as applicable) to, or as directed by, IAT (each, a “Reimbursement Payment”), for application in accordance with all applicable provisions of the Port/IAT Lease and the Bond Documents, any amount paid or payable (as the case may be, a “Reimbursement”) to Delta by the Construction Administrator, any Approved Contractor, any Construction Contractor, any insurance provider, any Governmental Authority or any other Person (as the case may be, a “Reimbursement Payor”) in respect of any portion or component of the Phase I IAT Project or the 2022 Terminal Expansion Work, any trade fixture, equipment or other personal property, or the related construction or installation thereof, in each case that was purchased or financed, in whole or in part, with the proceeds of the Series 8 Bonds or the Series 2022 Bonds (as the case may be, “Tax Exempt Financed Property”), including, without limitation, in respect of (i) overpayments by Delta to any such Reimbursement

Payor (whether such Reimbursement is paid to Delta in the form of an uncontested refund upon request, in the form of damages awarded in litigation or arbitration, paid to Delta in settlement of a litigation or arbitration claim, or otherwise), (ii) damages awarded in litigation or arbitration, paid to Delta in settlement of a litigation or arbitration claim, or otherwise, relating to any claim Delta may have against any such Reimbursement Payor for breach of contract, in tort or any other cause of action, (iii) insurance proceeds, and (iv) condemnation proceeds; provided that, with respect to any Reimbursement made in respect of property not purchased or financed entirely with the proceeds of the Series 8 Bonds or the Series 2022 Bonds, as applicable, to the extent that such Reimbursement exceeds the amount required to be paid to the Trustee or any other Person pursuant to the Port/IAT Lease or any Transaction Document, Delta may retain a percentage of such excess equal to the percentage of the related Tax Exempt Financed Property that was not purchased or financed, directly or indirectly, with the proceeds of the Series 8 Bonds or the Series 2022 Bonds.
Section 4.Article 6B (Construction of the 2022 Terminal Expansion Work).
(a)The following provisions shall be inserted as a new Article 6B of the Agreement, and shall be located immediately after Article 6A (Construction of the Phase II Project) and immediately before Article 7 (Rent Charges, Payments):
“ARTICLE 6B.
CONSTRUCTION OF THE 2022 TERMINAL EXPANSION WORK
Section 6B.01. Construction Of The 2022 Terminal Expansion Work. (a) Delta hereby covenants and agrees, utilizing the proceeds of the Series 2022 Bonds (which shall be made available to Delta for such purposes as provided for herein and in the Series 2022 Bond Documents) and other funds available to Delta to diligently design, construct and complete the 2022 Terminal Expansion Work, in a first-class workmanlike manner, using new, first-class materials and equipment, substantially in accordance and in compliance with the 2022 Terminal Expansion Work Contract Documents, and in compliance with (i) all applicable Laws, (ii) the Port/IAT Lease, including without limitation Section 18C thereof and the Requirements and Provisions for Work, and the Construction Coordination Agreements, (iii) the 2022 Expansion Project Basis of Design, and (iv) applicable Port Authority Rules and Regulations (including the Port Authority’s tenant alteration application process). The provisions of Section 18C of the Port/IAT Lease and such other provisions of the Port/IAT Lease that expressly reference or are deemed to reference Section 18C or that impose obligations on IAT that are related to the construction and completion of the 2022 Terminal Expansion Work, including without limitation the Requirements and Provisions for Work and the Applicable Standards, other than Section 25(n) of the Port/IAT Lease, insofar as they relate to the construction and completion of the 2022 Terminal Expansion Work are hereby incorporated herein by this reference, and shall be binding on and are hereby assumed by Delta; provided that, other than as expressly provided in Article 34 or this Sixth Supplement, Delta shall have no other environmental obligations or liabilities under Article 18C of the Port/IAT Lease, and provided, further, that nothing in Section 25(n) of the Port/IAT Lease shall excuse or limit any obligations of Delta hereunder. Delta shall enter into all 2022 Terminal Expansion Work Construction Contracts with Approved Contractors in such forms as Delta may determine in its reasonable discretion. IAT acknowledges and agrees that Delta may elect to be responsible for some or all of the administration of the 2022 Terminal Expansion Work rather than to appoint a construction administrator to perform such duties; provided, that if Delta elects to appoint a construction administrator, Delta’s selection of a construction administrator shall be subject to IAT’s approval.
(b)    The 2022 Terminal Expansion Work shall be designed and constructed to meet Delta’s and IAT’s requirements and specifications, with quality of construction and finishes matching the Terminal 4 Standards and otherwise consistent with the 2022 Expansion Project Basis of Design and the RPWs, except as otherwise approved by IAT and the Port Authority. However, Delta and IAT agree to cooperate in an effort to mitigate 2022 Terminal Expansion Work Project Cost Overruns through modifications to the construction plans and/or specifications, which modifications shall also be consistent with the Terminal 4 Standards and the applicable 2022 Expansion Project Basis of Design and otherwise comply with the Port/IAT Lease, including without limitation the RPWs, except as approved by IAT and the Port Authority.
(c)    Attached hereto as Schedule 6B-1 is a list of the construction schedules, plans and specifications, Tenant Alteration Applications (as defined in the Port/IAT Lease) and other similar technical construction documents relating to the 2022 Terminal Expansion Work that have been approved by IAT and Delta as of the date hereof. Included on said Schedule 6B-1, for each document, is a correct and complete list of all amendments, supplements, replacements, modifications, change orders and other changes relating thereto in effect as of the date hereof, including all change orders, that have been approved by IAT and Delta (except with respect to change orders that IAT is required to implement pursuant to the Port/IAT Lease). IAT and Delta hereby acknowledge and agree that they have approved the documents listed on said Schedule 6B-1 (“2022 Terminal Expansion Work Base Line Plans”).
(d)    Attached hereto as Schedule 6B-2 (as the same may be updated from time to time by IAT and Delta) is a list of construction schedules, plans and specifications, proposed Tenant Alteration Applications and other similar technical construction documents, or categories thereof, relating to the 2022 Terminal Expansion Work that IAT and Delta acknowledge and agree have not yet been prepared or have not yet been approved by IAT and Delta. To the extent such items have not yet been prepared, Delta shall prepare the same and submit or shall cause the preparation and submission of the same to IAT for review in contemplation of approval. To the extent such items have not yet been approved, IAT and Delta shall cooperate to approve such items or to revise such items as necessary to achieve approval thereof by IAT and Delta. Delta, IAT and design consultants will work together to continue to prepare construction schedules, plans and specifications, Tenant Alteration Applications and other similar technical construction documents, which shall be submitted to IAT and Delta, as applicable, for their review in contemplation of approval. Upon approval of any such construction schedules, plans and specifications, Tenant Alteration Applications and other similar technical construction documents by IAT and Delta, such construction schedules, plans and specifications, Tenant Alteration Applications and other similar technical construction documents shall be deemed included in the 2022 Terminal Expansion Work Base Line Plans.
(e)    The 2022 Terminal Expansion Work Base Line Plans and the construction schedules, plans and specifications, Tenant Alteration Applications, and other similar technical construction documents with respect to the 2022 Terminal Expansion Work deemed included therein pursuant to the preceding subsection (d) are collectively referred to herein as the “2022 Terminal Expansion Work Contract Documents”. Once any 2022 Terminal Expansion Work Contract Document has been approved by Delta and IAT, such 2022 Terminal Expansion Work Contract Documents shall not thereafter be amended, modified, supplemented or otherwise changed in any material respect, and no change orders shall be submitted, without the consent of Delta and IAT unless IAT is otherwise required to implement such change order pursuant to the Port/IAT Lease, provided that, no formal amendment to this Agreement or other agreement shall be required to evidence such consent by either party.
(f)    Subject to the provisions of this Section 6B.01(f), IAT shall cooperate with Delta in connection with all draw requests for proceeds of the Series 2022 Bonds (i) comprising the Series 2022 Terminal Expansion Work Bond Allocation made under the Series 2022 Bond Documents to pay 2022 Terminal Expansion Work Project Costs or reimburse Delta for 2022 Terminal Expansion Work Project Costs or (ii) to reimburse to Delta or pay reasonable costs for the 2022 Construction Administration Services pursuant to Section 6B.03 of this Agreement, subject to receipt from Delta of (x) the Series 2022 Standard Draw Documentation (appropriately completed), and (y) the applicable information referenced in Schedule 6B-3, including without limitation a certification by Delta of the total amount of proceeds of Series 2022 Bonds requisitioned by Delta from the Series 2022 Terminal Expansion Work Bond Allocation as of the date of such requisition and the remaining amount of the Series 2022 Terminal Expansion Work Bond Allocation, in each case after giving effect to such requisition, together with the supporting documentation as may be reasonably required in connection with such draw request. No draw request submitted by Delta pursuant to this Section 6B.01(f) shall requisition proceeds of the Series 2022 Bonds (i) other than (A) from the remaining proceeds of the Series 2022 Terminal Expansion Work Bond Allocation, or (B) in connection with reimbursement to Delta or payment of reasonable costs for the 2022 Construction Administration Services pursuant to Section 6B.03 of this Agreement, or (ii) to be used to pay (or to reimburse Delta for paying) any cost that is not eligible to be paid

(or reimbursed) upon delivery of a requisition certificate for proceeds of the Series 2022 Bonds pursuant to the terms of the TDC Trust Administration Agreement. Subject to the provisions of this Section 6B.01(f), within five (5) Business Days of receipt of the Series 2022 Standard Draw Documentation and such other documentation from Delta, IAT shall, deliver a corresponding related draw request for the proceeds of the Series 2022 Bonds under the Series 2022 Bond Documents and apply the proceeds thereof to pay 2022 Terminal Expansion Work Project Costs or reimburse Delta for 2022 Terminal Expansion Work Project Costs, as directed by Delta, and if IAT shall receive any such amounts which it is not entitled to retain, IAT shall hold, and be deemed to hold, the same in trust for Delta (subject to the interests of the TDC Trustee and the Port Authority) until the same is paid in accordance with the applicable Series 2022 Standard Draw Documentation. IAT shall not make any draw requests for proceeds of the Series 2022 Bonds comprising the Series 2022 Terminal Expansion Work Bond Allocation without the consent of Delta (unless a Delta Event of Default has occurred and is then continuing under Section 26.01), unless (i) failure to have the proceeds available from such draw would result in IAT or the Port Authority having to use its own funds to satisfy its obligations related to completion of the 2022 Terminal Expansion Work under the Port/IAT Lease, the 2022 Terminal Expansion Work Contract Documents, the Series 2022 Bond Documents (including the Series 2022 Bonds) and/or the other Transaction Documents, and (ii) Delta has been provided with such draw request (including completed Series 2022 Standard Draw Documentation and supporting documents) and has failed during the 30 days following receipt thereof to either (x) approve such draw request, or (y) provide reasonably detailed information establishing that such draw request should not be made. Upon request, Delta shall promptly execute and deliver such documents as may be necessary in connection with draw requests under the Series 2022 Bond Documents. Delta hereby covenants and agrees to perform all of its obligations under each 2022 Terminal Expansion Work Contract Document and to consult with IAT prior to Delta’s exercise of (or determination to refrain from exercising) any termination rights or remedies in connection with a default available to Delta under or in respect of any 2022 Terminal Expansion Work Contract Document.

(g)    Delta hereby agrees to collaterally assign its right, title and interest in and to (i) each 2022 Terminal Expansion Work Construction Contract with an aggregate value for work in connection with the 2022 Terminal Expansion Work in excess of $50,000,000 (each a “2022 Terminal Expansion Work Major Contract”), and (ii) each 2022 Terminal Expansion Work Construction Contract that is not a 2022 Terminal Expansion Work Major Contract if such 2022 Terminal Expansion Work Construction Contract permits the assignment thereof to IAT, for the benefit of IAT (and IAT’s collateral assignment thereof to the Trustee as may be required by the Terminal 4 Project Bond Documents) pursuant to a collateral assignment agreement substantially in the form attached hereto as Exhibit D-2 (the “2022 Construction Contract Assignment Agreement”). Delta shall cause the service provider under each 2022 Terminal

Expansion Work Major Contract to execute and deliver a contractor consent and agreement substantially in the form attached hereto as Exhibit E-2, or such other form approved by IAT (each, a “2022 Contractor Consent and Agreement”). Delta shall use commercially reasonable efforts to include in each 2022 Terminal Expansion Work Construction Contract that is not a 2022 Terminal Expansion Work Major Contract the provisions set forth on Exhibit F-2 or substantially similar language; provided that, failure to obtain such language in the applicable 2022 Terminal Expansion Work Construction Contract shall not preclude Delta from hiring such service provider. Subject at all times to the other provisions of this Agreement, provided that no Delta Event of Default shall have occurred and is then continuing, Delta may exercise all of its rights and privileges under each 2022 Terminal Expansion Work Construction Contract without any consent or approval of IAT. Delta’s rights under the immediately preceding sentence shall cease and terminate if an Event of Default shall have occurred and is then continuing in respect of Delta’s obligations in respect of the 2022 Terminal Expansion Work in accordance with this Article 6B, in which event IAT shall have the right, but not the obligation and without affecting any of IAT’s other rights or remedies under this Agreement, to elect, by giving written notice to Delta and each Approved Contractor, to enforce the obligations of the Approved Contractors and to perform Delta’s obligations under the 2022 Terminal Expansion Work Construction Contract, in the place and stead of Delta subject to the limitations specified in the 2022 Construction Contract Assignment Agreement or the 2022 Contractor Consent and Agreement and/or the 2022 Terminal Expansion Work Construction Contract, as applicable. Upon an election by IAT as set forth in the preceding sentence, and provided that any changes to and approvals of the 2022 Terminal Expansion Work Contract Documents are commercially reasonable and in accordance with the 2022 Expansion Project Basis of Design, Delta’s right to approve future 2022 Terminal Expansion Work Contract Documents and changes to any 2022 Terminal Expansion Work Contract Documents shall terminate.

(h)    If it is determined that the proceeds of the Series 2022 Bonds comprising the Series 2022 Terminal Expansion Work Bond Allocation will not be sufficient for Delta to complete the 2022 Terminal Expansion Work or if there are 2022 Terminal Expansion Work Project Cost Overruns that cannot be funded from contingencies built into the construction budget using the proceeds of the Series 2022 Bonds comprising the Series 2022 Terminal Expansion Work Bond Allocation, Delta and IAT will consult with each other in connection with securing any “completion financing” for the 2022 Terminal Expansion Work on terms that are consistent with the terms of the Series 2022 Bonds, if such financing is available on commercially reasonable terms, provided that the amount of financing under the Terminal 4 Project Bonds for the 2022 Terminal Expansion Work shall not exceed in the aggregate $1.5 Billion Dollars. IAT and Delta acknowledge and agree that nothing in this clause (h) shall preclude Delta’s obligations to cover 2022 Terminal Expansion Work Project Cost Overruns and to complete the 2022 Terminal Expansion Work pursuant to this Agreement or the PA/Delta Direct Agreement. If Delta and IAT do not pursue such “completion financing”, Delta shall remain obligated to complete the Series 2022 Terminal Expansion Work from other funds available to Delta.
(i)    If it is determined that the costs of Remediation of areas outside of the 2022 Terminal Expansion Work Excavation Boundary described in clause (b)(ii)(z) of the definition of Assumed Environmental Damages will exceed the 2022 Terminal Expansion Work Environmental Cap, Delta shall Remediate such areas pursuant to the 2022 Terminal Expansion Work Construction Contracts, and shall pay for such Remediation, provided that IAT shall reimburse Delta for all amounts paid by Delta in excess of the 2022 Terminal Expansion Work Environmental Cap for such Remediation outside of the 2022 Terminal Expansion Work Excavation Boundary (except to the extent such amounts arise from Assumed Environmental Damages described in clause (a) of the definition of Assumed Environmental Damages) either (i) when and as paid pursuant to the applicable 2022 Terminal Expansion Work Construction Contract or (ii) at IAT’s option, by a credit against Delta Rent, and in either case such excess costs shall be excluded for all purposes hereunder from the definitions of 2022 Terminal Expansion Work Project Costs, ATA Permitted O&M Expenses and ATA Permitted Remediation Costs; provided that, unless otherwise agreed to by IAT, any credit against Delta Rent in any particular month shall not exceed fifty-percent (50%) of the net Delta Rent payable in such month (after giving effect to all other credits being applied against Delta Rent with respect to such month), with any additional required credits applied in the immediately succeeding months subject, however, to the preceding cap on monthly credits against Delta Rent (without the accrual of any interest in respect thereto).
(j)    If Delta terminates a 2022 Terminal Expansion Work Major Contract, Delta shall notify IAT and the Port Authority of such termination and, after entering into alternate arrangements for any applicable portion of the 2022 Terminal Expansion Work, shall notify IAT and the Port Authority of such arrangements. The foregoing notwithstanding, Delta shall, to the extent reasonably practicable, provide the Port Authority with at least thirty (30) days prior written notice of Delta’s intention to terminate at 2022 Terminal Expansion Work Major Contract, which the Port Authority shall keep strictly confidential.
Section 6B.02. 2022 Terminal Expansion Work Project Cost Overruns. IAT and Delta acknowledge and agree that Delta shall bear the construction risk for the 2022 Terminal Expansion Work, and that there may be delays and/or 2022 Terminal Expansion Work Project Cost Overruns in connection with the construction of the 2022 Terminal Expansion Work, that all 2022 Terminal Expansion Work Project Cost Overruns and penalties associated therewith, shall be the sole responsibility of, and paid by, Delta and that Delta’s obligations in respect of the 2022 Terminal Expansion Work Project Cost Overruns and penalties associated therewith shall not be excused under any circumstances, including any Force Majeure Event. Delta and IAT shall work cooperatively to manage the 2022 Terminal Expansion Work Project Costs and mitigate

2022 Terminal Expansion Work Project Cost Overruns through mutually and reasonably agreed reductions in scope, extensions of delivery dates, changes in design or materials, changes in terms of 2022 Terminal Expansion Work Construction Contracts and/or the 2022 Terminal Expansion Work Contract Documents, extensions of the Substantial Completion date, or exercise of rights under performance bonds and other actions reasonably requested by Delta and approved by IAT, provided that, the Terminal 4 Standards, the Terminal 4 O&M Performance Standards, and the 2022 Expansion Project Basis of Design are maintained and complied with unless otherwise provided for herein or agreed to by IAT and Delta and the applicable requirements of the Port/IAT Lease (including the 2022 Expansion Project Basis of Design and the RPWs) are complied with unless otherwise agreed to by the Port Authority and IAT.
Section 6B.03. 2022 Construction Administration Services. Delta covenants and agrees to perform the 2022 Construction Administration Services with respect to the 2022 Transformation Work in a manner consistent with, and no less favorable to IAT than, the manner in which Delta is performing similar construction administration functions with respect to the 2022 Terminal Expansion Work. From time to time, IAT may request that Delta perform additional construction administration services with respect to the 2022 Terminal Expansion Work, and Delta shall determine in its sole discretion whether Delta will perform such services. If Delta and IAT mutually agree that Delta will perform additional construction administration services with respect to the 2022 Terminal Expansion Work, the 2022 Construction Administration Services identified on Exhibit L shall be updated accordingly. Delta shall be entitled to reimbursement from the proceeds of the Series 2022 Bonds for the reasonable costs of the 2022 Construction Administration Services. If any such costs are incurred by Delta in connection with Delta’s performance of similar services for the 2022 Terminal Expansion Work, Delta and IAT shall agree on a reasonable allocation of such costs to the 2022 Transformation Work. Delta shall identify such costs of the 2022 Construction Administration Services in the applicable Series 2022 Standard Draw Documentation, and such costs shall not be charged against the Series 2022 Terminal Expansion Work Bond Allocation.
Section 6B.04. Installation Of Trade Fixtures By Delta. Delta covenants and agrees that, at its sole cost and expense, utilizing proceeds of the Series 2022 Bonds as shall be available in accordance with Section 6B.01(f), which IAT covenants and agrees to make available to Delta, Delta shall install trade fixtures in the Delta Space, in a first-class workmanlike manner, using new, first-class materials and equipment, consistent with the Terminal 4 Standards, the applicable 2022 Expansion Project Basis of Design and the RPWs, and substantially in accordance with and in compliance with (i) the Delta Trade Fixtures P&S, (ii) all applicable Laws, (iii) the Port/IAT Lease, including without limitation Section 18C thereof and the Requirements and Provisions for Work, (iv) the 2022 Expansion Project Basis of Design, (v) applicable Port Authority Rules and Regulations (including the Port Authority’s tenant alteration application process), and (vi)

the provisions of this Section 6B.04 and the other applicable provisions of this Agreement.
Section 6B.05. Community Development. Delta acknowledges and agrees that it shall comply with the funding requirements applicable to Delta as set forth in Part II of Exhibit S1-85.1 (Community Development) to the Port/IAT Lease, and that funds may be drawn upon from time to time in accordance with the terms and conditions set forth therein.
Section 6B.06. Sales Tax Exemption and Abatement. IAT agrees, upon Delta’s reasonable request, to use commercially reasonable efforts to cooperate with Delta in Delta’s efforts to obtain with respect to the 2022 Terminal Expansion Work, including the leasehold improvements installed by Delta therein, and, if applicable, Delta’s trade fixtures and other property, any and all sales and use tax exemptions, abatements, refunds or reductions to the maximum extent available. Each of Delta and IAT shall promptly take such further actions and execute such further documents reasonably requested by the other party as are necessary and appropriate to accomplish the purposes of this Section 6B.06. Each of IAT and Delta acknowledge that neither of them makes any representation or warranty that either of them shall be entitled to any such sales tax exemption, abatements, refunds or reductions.
Section 6B.07. Access; Permits; IAT Cooperation; Site Security; Performance of the 2022 Transformation Work.
(a)    Delta’s obligations to cause the construction and completion of the 2022 Terminal Expansion Work (including installation of trade fixtures) shall be subject to Delta’s receiving IAT’s approval of the 2022 Terminal Expansion Work Contract Documents, the applicable Delta Trade Fixtures P&S, all building and other permits, consents and approvals, including permits, consents and approvals from the Port Authority, necessary and appropriate for constructing, using and operating the 2022 Terminal Expansion Work, provided that, the foregoing shall not limit Delta’s obligations in respect of the 2022 Terminal Expansion Work Project Cost Overruns or associated penalties pursuant to Section 6B.02. IAT shall use commercially reasonable efforts to cause its contractors, subcontractors, consultants, suppliers and service providers to cooperate with Delta and Delta’s contractors, subcontractors, consultants, suppliers and service providers in connection with the design and construction of the 2022 Terminal Expansion Work. Delta shall use commercially reasonable efforts to cause its contractors, subcontractors, consultants, suppliers and service providers to cooperate with IAT and IAT’s contractors, subcontractors, consultants, suppliers and service providers in connection with the design and construction of the 2022 Transformation Work.
(b)    Delta shall be responsible for obtaining and maintaining all building and other permits, approvals and consents, including permits, approvals and consents from the Port Authority, necessary for constructing, using and operating the 2022 Terminal

Expansion Work. IAT shall cooperate with, and upon Delta’s reasonable request, use commercially reasonable efforts to assist Delta in obtaining and maintaining such permits, approvals and consents and, promptly upon request, execute and deliver IAT approved Construction Applications (as defined in the Port/IAT Lease) to the Port Authority and other applications and requests for, and other documents with respect to, such permits, approvals and consents reasonably requested by Delta. IAT shall be responsible for obtaining and maintaining all building and other permits, approvals and consents, including permits, approvals and consents from the Port Authority, necessary for constructing, using and operating the 2022 Transformation Work. Delta shall cooperate with, and upon IAT’s reasonable request, use commercially reasonable efforts to assist IAT in obtaining and maintaining such permits, approvals and consents and, promptly upon request, execute and deliver applications and requests for, and other documents with respect to, such permits, approvals and consents reasonably requested by IAT.
(c)    During the period of construction of the 2022 Terminal Expansion Work (including installation of trade fixtures), and at all times subject to and in accordance with the Port Authority Rules and Regulations, the Terminal 4 Rules and Regulations, the Terminal 4 Security Plan and other requirements under Law or as required by any Governmental Authority, the Port Authority, Delta, Delta’s contractors, subcontractors, consultants, suppliers and service providers and their respective employees and representatives shall have access at times reasonably agreed to by IAT to Terminal 4 as may be reasonably necessary and appropriate to construct and complete expeditiously the 2022 Terminal Expansion Work. In connection with the construction of the 2022 Terminal Expansion Work, Delta shall not interrupt or disturb operations at Terminal 4 and the Airport or the 2022 Transformation Work to the extent reasonably practicable, and shall perform the 2022 Terminal Expansion Work in accordance with the requirements specified in the 2022 Terminal Expansion Work Contract Documents and other agreements entered into in connection with such construction (including requirements with respect to operational conflicts). IAT shall use reasonable efforts to: (i) provide and to cause its contractors, subcontractors, consultants, suppliers and service providers to provide such access; (ii) arrange for any permit for such access required by the Port Authority; (iii) require IAT’s Sublessees to cooperate with Delta in providing access to their respective subleased space in order for Delta to complete the 2022 Terminal Expansion Work, provided that, such access does not unreasonably interfere with, interrupt or disturb, such Sublessees’ activities or operations; and (iv) upon written request, provide Delta with office space in Terminal 4 or a construction facility on the Terminal 4 Site sufficient for and reasonably equipped as a construction office for the requisite project staff for the 2022 Terminal Expansion Work, provided that Delta shall have first used reasonable efforts to locate such construction office within the Delta Premises. IAT and Delta shall establish and continue throughout the design and construction of the 2022 Expansion Project a construction working group consistent with the 2022 Expansion Project Management Structure, including general contractors and construction managers (if any), and others as Delta or IAT shall reasonably request, who shall meet at least weekly or as otherwise determined by Delta and IAT during design and construction of the 2022 Expansion Project to consider, discuss and resolve matters relating to the design and construction thereof.
(d)    IAT shall be responsible for site security for all of Terminal 4 during the 2022 Expansion Project Period as a cost of the 2022 Expansion Project, and Delta shall fully cooperate with IAT in connection therewith.
(e)    In connection with its performance of the 2022 Transformation Work, IAT shall not interrupt or disturb Delta’s operations at Terminal 4 and the Airport or the 2022 Terminal Expansion Work to the extent reasonably practicable. Through their respective participation in the 2022 Expansion Project Management Structure, IAT and Delta shall coordinate their respective schedules for their performance of the 2022 Transformation Work and the 2022 Terminal Expansion Work, respectively, and shall meet to discuss how to mitigate any coordination or operational issues that may arise.
(f)    Delta acknowledges that IAT may enter into one or more Construction Coordination Agreements as required under the Port/IAT Lease. Delta agrees that Delta’s performance of the 2022 Terminal Expansion Work shall be subject and subordinate to, and in compliance with, such Construction Coordination Agreements.
Section 6B.08. Revisions to Exhibits at Final Completion of the 2022 Expansion Project. Upon Final Completion of the 2022 Expansion Project, Delta and IAT shall update Exhibits A-2, B, and C-1 and Annex 7-3 (to Schedule 7-3(a)) to confirm the final actual locations of improvements, signage, land areas, and other matters set forth in Exhibits A-2, B, and C-1 and Annex 7-3 (to Schedule 7-3(a)) based on the actual final Terminal 4 facilities at Final Completion of the 2022 Expansion Project pursuant to the “as-built” plans completed in connection with the 2022 Terminal Expansion Work.
Section 6B.09. 2022 Expansion Project Management Structure. IAT and Delta agree that throughout the 2022 Expansion Project Period, there shall be established a construction project management structure (the “2022 Expansion Project Management Structure”) staffed by representatives selected by IAT and Delta from time to time (or replacements selected by the responsible party), which shall govern the process flow, project management and day-to-day operations in connection with the construction of the 2022 Expansion Project, in each case subject to the terms of this Agreement, including the requirements of Section 10.04 in respect of matters that should properly be addressed by the Trilateral Committee. The 2022 Expansion Project Management Structure is not intended, and shall not, modify the terms and provisions of any Construction Coordination Agreement or this Agreement with respect to the 2022 Terminal Expansion Work Contract Documents that otherwise provide for decision making and approval processes in connection with the completion of the 2022 Expansion Project.

Section 6B.10    Equivalent Project Relief.
    (a)    If IAT and the Port Authority are coordinating and cooperating to determine the final scope, timing and phasing of, as well as milestones for, certain elements of the Existing Terminal Upgrades and Transformation pursuant to Section 18C(t)(4) or (5) of the Port/IAT Lease, Delta shall have the right to participate with IAT in such activities to the extent the same could reasonably be expected to adversely impact Delta’s performance of the 2022 Terminal Expansion Work, Delta’s financial obligations or benefits under this Agreement, Delta’s Premises or Delta’s exercise of other rights and obligations under this Agreement. Delta and IAT shall endeavor to present a unified position, if reasonably practicable, to the Port Authority. If a unified position is not reasonably practicable, Delta and IAT shall be entitled to present their respective positions to each other and the Port Authority.
    (b)    If Delta believes that IAT is entitled to claim that a Qualifying D&C Change has occurred pursuant to Section 18C(v)(2) of the Port/IAT Lease, or that a Delay Event has occurred pursuant to Section 18C(x) of the Port/IAT Lease, in each case with respect to the 2022 Terminal Expansion Work, IAT will cooperate with Delta in order to allow Delta to pursue such claims pursuant to the Port/IAT Lease upon no less than 5 days prior notice thereof to IAT, and IAT shall use commercially reasonable efforts, at Delta’s sole cost and expense, to facilitate Delta’s pursuit of such claims.
(c)    If Delta believes that IAT is entitled to submit a Lessee Change Order Proposal pursuant to Section 18C(v)(5) of the Port/IAT Lease or a Lessee Change pursuant to Section 18C(bb) of the Port/IAT Lease, in each case with respect to the 2022 Terminal Expansion Work, IAT will cooperate with Delta in order to allow Delta to submit such Lessee Change Order Proposal or Lessee Change, as applicable, upon no less than 5 days prior notice thereof to IAT, and IAT shall use commercially reasonable efforts, at Delta’s sole cost and expense, to facilitate Delta’s submission of such Lessee Change Order Proposal or Lessee Change, as applicable, provided that IAT shall be permitted to reject a Lessee Change Order Proposal or Lessee Change by Delta if IAT believes that such Lessee Change Order Proposal or Lessee Change could reasonably be expected to have an adverse effect on IAT’s performance of the 2022 Transformation Work, operations at Terminal 4 or exercise of IAT’s other rights and obligations under the Port/IAT Lease, this Agreement or the Transaction Documents.
(d)    If the Port Authority has notified IAT of a Port Authority Change pursuant to Section 18C(cc) of the Port/IAT Lease, IAT shall notify Delta of such Port Authority Change. To the extent that Delta believes that such Port Authority Change could reasonably be expected to have an adverse effect on Delta’s performance of the 2022 Terminal Expansion Work, Delta’s operations at Terminal 4 or exercise of Delta’s other rights and obligations under this Agreement, Delta shall be permitted to participate with

IAT in the process specified in Section 18C(cc) of the Port/IAT Lease with respect to such Port Authority Change.
(e)    If IAT is entitled to make any other claim or exercise any consultation rights with the Port Authority with respect to the 2022 Terminal Expansion Work under the Port/IAT Lease (other than Section 18D of the Port/IAT Lease), IAT shall afford Delta the right to make or participate with IAT in such claim, or to participate with IAT in such consultation.
Section 5.Amendments to Article 7 (Rent Charges, Payments).
Article 7 of the Agreement is hereby amended and restated in its entirety as follows:
“Section 7.01    Pre-DBO Rent.
    (a)    Commencing as of the Effective Date and continuing until Phase I DBO, Delta shall promptly pay to IAT the amounts and on the dates set forth on Schedule 7-1 (the “Pre-DBO Rent”) for each Annual Period in respect of the rental for the Delta Premises (inclusive of any and all charges for O&M Services) which amounts reflect the Initial Space Fee (as such term is defined in the Delta Space Permit) for that portion of the Delta Premises currently occupied by Delta pursuant to the Delta Space Permit. Delta shall be entitled to the credits currently provided to Delta under the Delta Space Permit in respect of the fees under the KLM License Agreement and the credits attributable to the Pavement Rehabilitation Project Credit, each as described in the Delta Space Permit, which provisions shall survive termination of the Delta Space Permit. If, pursuant to Section 2.03, Additional Phase I Gates and associated premises are included in the Delta Premises, the Pre-DBO Rent shall be increased in accordance with the same methodology illustrated on Schedule 7-1, and if one or more Hardstand Positions are no longer included in the Delta Premises, the Pre-DBO Rent shall be reduced in accordance with the same methodology illustrated on Schedule 7-1.
    (b)    If Phase I DBO does not occur on or before the date that is the end of the capitalized interest period for the Series 8 Bonds, in addition to the Rent required to be paid pursuant to Section 7.01(a), Delta shall pay to IAT through Phase I DBO in respect of the rental for the Delta Premises (inclusive of any and all charges for O&M Services) (i) the cost of all debt service (net of interest on any reserve and sinking fund accounts if such interest is available for payment of such debt service) and financing costs payable in respect of the Series 8 Bonds, plus (ii) if Phase I DBO does not occur on or before December 31, 2013, an amount equal to one-twelfth (1/12th) of the annual Series 8 First Additional Land Rent for each month until Phase I DBO occurs (the “Interim Rent”).

    (c)    If at any time prior to Phase I DBO any portion of the Phase I IAT Project is placed in service for federal income tax purposes, and provided that Interim Rent is not yet due and payable as provided in Section 7.01(b), in addition to the Rent required to be paid pursuant to Section 7.01(a), Delta shall pay to IAT as Additional Rent an amount equal to the amount of interest due and payable (net of interest on any reserve and sinking fund accounts if such interest is available for payment of such debt service) on the portion of Series 8 Bonds equal to the aggregate cost of all such portions of the Phase I IAT Project placed in service, as and when such interest is due and payable on the Series 8 Bonds.
Section 7.02    Delta Post-DBO Rent (Pre-Phase II DBO).
    (a)     Commencing as of Phase I DBO and continuing until Phase II DBO, in lieu of the Pre-DBO Rent and the Interim Rent (if applicable), Delta shall pay the Post-DBO Rent pursuant to Section 7.02(b) and Section 7.05(b), net of actual Terminal 4 Gate Use Fees and Terminal 4 Hardstand Use Fees to be credited against Post-DBO Rent at the time any such payment of Post DBO Rent is being made, on the first day of each month of each Annual Period by making payments thereof to IAT pursuant to Section 7.06. Delta Rent shall be set annually in advance pursuant to the Budget, and reconciled in arrears in accordance with Section 7.04.
    (b)    Commencing as of Phase I DBO and continuing until Phase II DBO, for each Annual Period, Delta shall pay to IAT, in accordance with Section 7.02(a), rental for the Delta Premises pursuant to the methodology described and illustrated on Schedule 7-3(a) (as in effect prior to Phase II DBO).
    (c)    Commencing as of Phase I DBO and continuing through the remainder of the Term, Delta shall pay to IAT the Adjusted Terminal Management Fees on the first day of each month of each Annual Period by making payments thereof to IAT pursuant to Section 7.06.
Section 7.03. Delta Post-DBO Rent (Post-Phase II DBO); Additional CCB Gate Rental; Delta Post-DBO Rent (Post-2022 Terminal Expansion Rent Commencement Date).
(a)     Commencing as of Phase II DBO and continuing through the 2022 Terminal Expansion Rent Commencement Date, in lieu of the payment of Post-DBO Rent pursuant to Section 7.02 of this Agreement, and any amount pursuant to Section 7.05(b) of this Agreement, Delta shall pay the Post-DBO Rent pursuant to Section 7.03(b), net of actual Terminal 4 Gate Use Fees and Terminal 4 Hardstand Use Fees to be credited against Post-DBO Rent at the time any such payment of Post- DBO Rent is being made, on the first day of each month of each Annual Period by making payments thereof to IAT pursuant to Section 7.06. Delta Rent shall be set annually in advance pursuant to the Budget, and reconciled in arrears in accordance with Section 7.04.

(b)    For the period commencing as of Phase II DBO and continuing until the Third Supplement Effective Date, Delta shall pay to IAT, in accordance with Section 7.03(a), rental for the Delta Premises pursuant to the methodology described and illustrated on Schedule 7-3(a) (as amended pursuant to the Second Supplement to be effective commencing as of Phase II DBO), and (ii) for the period commencing as of the Third Supplement Effective Date and continuing through the 2022 Terminal Expansion Rent Commencement Date, Delta shall pay to IAT, in accordance with Section 7.03(a), rental for the Delta Premises pursuant to the methodology described and illustrated on Schedule 7-3(a) (as amended pursuant to the Third Supplement to be effective commencing as of the Third Supplement Effective Date).
(c)    Commencing as of Phase II DBO and continuing through the remainder of the Term, Delta shall continue to pay to IAT the Adjusted Terminal Management Fees as provided in Section 7.02(c).
(d)    Commencing on the Additional CCB Gate Commencement Date, and regardless of whether Delta is using or occupying all or any portion of the Additional CCB Gates, Delta shall pay to IAT, on a monthly basis in accordance with Section 7.03(a), with respect to the month of November 2021 and each Annual Period thereafter during the Term, rental for the Additional CCB Gates in an amount equal to the greater of the Additional CCB Gate MAG and the Additional CCB Gate Fee for the applicable period (the “Additional CCB Gate Rent”). For the month of November 2021, Delta shall pay Additional CCB Gate Rent equal to the monthly installment of the applicable Additional CCB Gate MAG, subject to reconciliation in accordance with Section 7.04 if the Additional CCB Gate Fee is greater than the Additional CCB Gate MAG for such month. For the period from December 1, 2021 through November 30, 2022, Delta shall pay Additional CCB Gate Rent monthly based on the applicable Additional CCB Gate MAG, subject to reconciliation in accordance with Section 7.04 if the Additional CCB Gate Fee is greater than the Additional CCB Gate MAG for such Annual Period. For each Annual Period commencing with December 1, 2022, Delta shall pay Additional CCB Gate Rent monthly based on the greater of (x) the Additional CCB Gate Fee for the immediately preceding Annual Period, and (y) the Additional CCB Gate MAG for the then-current Annual Period, subject to reconciliation in accordance with Section 7.04 if the Additional CCB Gate Fee for the applicable Annual Period is greater than the amount specified in clause (x) or (y) (whichever is applicable).
In addition, commencing (i) on the Additional CCB Gate Commencement Date, and regardless of whether Delta is using or occupying all or any portion of such Additional CCB Gate-Related Space, Delta shall pay to IAT, on a monthly basis in accordance with Section 7.03(a), with respect to the Additional CCB Gate-Related Space described in Section 2.01(a)(v)(4) (but, for the avoidance of doubt, not in Section 2.01(a)(v)(2) and Section 2.01(a)(v)(3) for which all charges are included in the Additional CCB Gate Rent), an amount to be reasonably agreed by Delta and IAT, (ii) as of February 1, 2022, and regardless of whether Delta is using or occupying all or any portion of such Additional CCB Gate-Related Space, Delta shall pay to IAT, on a monthly basis in accordance with Section 7.03(a), with respect to the Additional CCB Gate-Related Space described in Section 2.01(a)(vi)(1), an amount equal to $221.33 per square foot per annum (increased, on a compounding basis, by the Rent Escalator), (iii) as of April 1, 2022, and regardless of whether Delta is using or occupying all or any portion of such Additional CCB Gate-Related Space, Delta shall pay to IAT, on a monthly basis in accordance with Section 7.03(a), with respect to the Additional CCB Gate-Related Space described in Section 2.01(a)(vi)(2), an amount equal to $221.33 per square foot per annum (increased, on a compounding basis, by the Rent Escalator), (iv) as of July 1, 2022, and regardless of whether Delta is using or occupying all or any portion of such Additional CCB Gate-Related Space, Delta shall pay to IAT, on a monthly basis in accordance with Section 7.03(a), with respect to the Additional CCB Gate-Related Space described in Section 2.01(a)(vi)(3), an amount equal to $167.51 per square foot per annum (increased, on a compounding basis, by the Rent Escalator), and (v) as of October 1, 2022, and regardless of whether Delta is using or occupying all or any portion of such Additional CCB Gate-Related Space, Delta shall pay to IAT, on a monthly basis in accordance with Section 7.03(a), with respect to the Additional CCB Gate-Related Space described in Section 2.01(a)(vi)(4), an amount equal to $221.33 per square foot per annum (increased, on a compounding basis, by the Rent Escalator) (collectively, the “Additional CCB Gate-Related Space Rent”).
(e)    Notwithstanding anything in this Agreement to the contrary, the square footage of the Additional CCB Gates and Additional CCB Gate-Related Space and the additional facilities described in Sections 2.01(a)(v) and (a)(vi) of this Agreement shall not be considered to be Delta Space, Delta Gates or Delta’s Aircraft Parking Positions for purposes of the square footage calculations under Schedule 7-3(a) of this Agreement, and the Additional CCB Gates shall not be considered to be Delta Gates or Delta’s Aircraft Parking Positions for purposes of any allocations using gate or parking position counts under Schedule 7-3(a) of this Agreement, with the effect that there shall be no additional charges to Delta under Schedule 7-3(a) as a result of the Additional CCB Gates and Additional CCB Gate-Related Space other than the allocation of costs identified in Sections V.B.2, V.B.4, V.B.5 and V.B.6 of Schedule 7-3(a), which costs shall be allocated to Delta in accordance therewith. Notwithstanding anything in this Agreement to the contrary, Delta shall be responsible for all conversion and fit-out costs associated with the Additional CCB Gates, the Additional CCB Gate-Related Space and the additional facilities described in Sections 2.01(a)(v) and (a)(vi) of this Agreement, which conversion and fit-out may be performed by Delta in connection with the 2022 Terminal Expansion Work.
(f)    Commencing as of the 2022 Terminal Expansion Rent Commencement Date and continuing through the remainder of the Term, in lieu of the payment of Post-DBO Rent pursuant to Sections 7.03(a) and (b) of this Agreement, and any amount pursuant to Section 7.05(b) of this Agreement, Delta shall pay the Post-DBO Rent pursuant to Section 7.03(g), net of actual Terminal 4 Gate Use Fees and Terminal 4 Hardstand Use Fees to be credited against Post-DBO Rent at the time any such payment of Post- DBO Rent is being made, on the first day of each month of each Annual Period by making payments thereof to IAT pursuant to Section 7.06. Delta Rent shall be set annually in advance pursuant to the Budget, and reconciled in arrears in accordance with Section 7.04.
(g)    Commencing as of the 2022 Terminal Expansion Rent Commencement Date and continuing through the remainder of the Term, for each Annual Period, Delta shall pay to IAT, in accordance with Section 7.03(f), rental for the Delta Premises pursuant to the methodology described and illustrated on Schedule 7-3(a) (as amended pursuant to the Sixth Supplement to be effective commencing as of the 2022 Terminal Expansion Rent Commencement Date).
(h)    IAT and Delta have identified August 1, 2023 as the 2022 Terminal Expansion Rent Commencement Date based on information available to the parties as of the Sixth Supplement Effective Date. No later than May 1, 2023, IAT and Delta shall coordinate to determine whether August 1, 2023 is the most appropriate to date to serve as the 2022 Terminal Expansion Rent Commencement Date, or if such date should be accelerated or delayed, taking into consideration (i) the progress of the 2022 Expansion Project relative to the Baseline Schedule (as defined in the Port/IAT Lease) and the progress reasonably expected to be made between such date and August 1, 2023, (ii) the portions of the 2022 Terminal Expansion Work that are available for Delta’s use and occupancy in accordance with the Agreement and the portions of the 2022 Terminal Expansion Work reasonably expected to be available for Delta’s use and occupancy between such date and August 1, 2023, (iii) the portions of the 2022 Expansion Project that are available for IAT’s use and occupancy in accordance with the Port/IAT Lease and the portions of the 2022 Expansion Project reasonably expected to be available for IAT’s use and occupancy between such date and August 1, 2023, (iv) the balance of proceeds of the Series 2022 Bonds in the Capitalized Interest Account (as defined in the Series 2022 Documents) established for the Series 2022 Bonds available to pay interest on the Series 2022 Bonds, and (v) any other factors that either IAT or Delta reasonably believes to be relevant to such determination. If IAT and Delta determine to delay the 2022 Terminal Expansion Rent Commencement Date, such date shall not extend beyond the date for which sufficient proceeds of the Series 2022 Bonds in the Capitalized Interest Account (as defined in the Series 2022 Documents) established for the Series 2022 Bonds will be available to pay interest on the Series 2022 Bond.
(i)    In connection with the coordination and determination provided for in Section 7.03(h), IAT and Delta shall perform a pro forma calculation of Delta Rent that will be payable by Delta pursuant this Agreement commencing on the 2022 Terminal Expansion Rent Commencement Date, and shall coordinate with the Port Authority pursuant to Section 18C(t)(3) of the Port/IAT Lease to confirm that such Delta Rent payments will be consistent with the cost allocations set forth in Exhibit S1-18C.5 of the Port/IAT Lease. IAT and Delta agree to adjust the calculation of Delta Rent as may be necessary to reconcile any such inconsistencies (including by amending this Agreement, if necessary).
    Section 7.04.     Semi-Annual And Annual Reconciliations. Beginning with the first full Semi-Annual Period after Delta Rents begin to be calculated and paid in accordance with Section 7.02, within 90 days after the close of each Semi-Annual Period and 130 days after the close of each Annual Period during the remainder of the Term, IAT shall prepare and furnish to Delta a statement, certified by IAT’s Chief Financial Officer (in the case of semi-annual statements) or IAT’s independent certified public accountant (in the case of annual statements), setting forth actual ATA Permitted O&M Expenses and the actual amount of ATA Permitted O&M Expenses for Common Space (by category of expense), passenger activity and actual Delta Rent, actual credits to Delta for Terminal 4 Gate Use Fees and Terminal 4 Hardstand Use Fees, Adjusted Terminal Management Fees (including appropriate credits, which shall be applied first to reduce ATA Permitted O&M Expenses in the then-current Semi-Annual Period), and any adjustments (including the Re-lifing Credit) for such Semi-Annual Period or such Annual Period, as the case may be, and any prior Semi-Annual Period during the Annual Period. In addition, beginning on the Additional CCB Gate Commencement Date, within 130 days after the close of each Annual Period occurring thereafter during the remainder of the Term, IAT shall prepare and furnish to Delta a statement, certified by IAT’s independent certified public accountant, setting forth the Additional CCB Gate Fee for such Annual Period. The agreed upon procedures provided to IAT’s independent certified public accountant shall be subject to Delta’s approval, and shall enumerate the basis for the items specified in the preceding sentence and contain all items required by the Port/IAT Lease.
    If Delta shall use or occupy any of the Delta Premises identified in Section 2.01(a)(vii) of this Agreement prior to the 2022 Terminal Expansion Rent Commencement Date, Delta shall pay Variable Costs pursuant to Schedule 7-3(a) of this Agreement with respect to such Delta Premises to the extent of such use and occupancy prior to the 2022 Terminal Expansion Rent Commencement Date as if the 2022 Terminal Expansion Rent Commencement Date had occurred. If any portion of the Delta Premises identified in Section 2.01(a)(vii) of this Agreement is not available for Delta’s use and occupancy from and after the 2022 Terminal Expansion Rent Commencement Date and Delta has paid Variable Costs pursuant to Section 7-3(a) of this Agreement with respect to such portion(s) of the Delta Premises, Delta shall be entitled to a credit against Delta Rent to the extent of such Variable Costs. The payments and credits contemplated by this paragraph shall be calculated and applied in connection with the reconciliations contemplated by this Section 7.04.

    In the event that the actual amount Delta paid to IAT for any Semi-Annual Period or Annual Period (including in respect of Additional CCB Gate Rent) was in excess of the actual amount due, IAT shall credit the excess amount to Delta within 15 days after the date on which it has been determined that there was an overpayment by Delta (for the avoidance of doubt, such reconciliation shall take into account the Additional CCB Gate MAG requirement). In the event that the amount Delta paid to IAT for any Semi-Annual Period or Annual Period (including in respect of Additional CCB Gate Rent) was lower than the actual amount due, Delta shall pay the amount of the deficiency to IAT within 15 days after the date on which the relevant periodic or annual statement was furnished to Delta. The provisions of this Section 7.04 shall survive the expiration or termination of this Agreement.
    Section 7.05.    Additional Rent.
    (a)    Commencing with the Effective Date and continuing through the remainder of the Term, Delta shall pay to IAT pursuant to Section 7.06 on the dates and at the times provided for herein all amounts comprising Additional Rent (including Delta’s Share of ATA Permitted Remediation Costs and Delta’s Parking Space Costs) under this Agreement, provided that, if a date or time is not specified for the payment of a particular component of Additional Rent, such component of Addition Rent shall be paid on the first day of the calendar month immediately succeeding the date on which such Additional Rent obligation arises.
    (b)    Commencing with the Second Supplement Effective Date and continuing until Phase II DBO, Delta shall pay to IAT, as Additional Rent, $456,000.00 annually, which annual amount shall be increased, on a compounding basis, by the Annual CPI Percentage Increase (as defined in the Port/IAT Lease) on the first day of each Annual Period occurring after the Second Supplement Effective Date, and which annual amount shall be adjusted by IAT in consultation with Delta to account for material increases over, or material decreases from, the expected costs and expenses incurred by IAT in connection with IAT’s operation and maintenance of the Bus Gate. Such amount shall be payable in equal monthly installments on the first day of each calendar month following the Second Supplement Effective Date, subject to pro ration as appropriate if the Second Supplement Effective Date does not occur on the first day of a calendar month, and subject to a credit for any amounts paid by Delta to IAT under the Bus Gate Right of Entry Agreement in respect of the month in which the Second Supplement Effective Date occurs, and otherwise in accordance with Section 7.06. Notwithstanding the foregoing, Delta shall receive a credit against the Additional Rent payable by Delta hereunder for Non-Delta Passengers’ use of the Bus Gate based on the total number of Non-Delta Passengers using the Bus Gate in each calendar month as compared to the total number of passengers at Terminal 4 using the Bus Gate in such calendar month applied to the applicable installment of Additional Rent for the time period in question. “Non-Delta Passengers” shall mean passengers on all flights operating at Terminal 4 except for flights operated by Delta or a Delta Affiliate Carrier.

Section 7.06.     Payments. Unless otherwise agreed to by IAT and Delta, payments due under this Agreement shall be made on the dates specified in Sections 7.01, 7.02 or 7.03, as applicable, by wire transfer according to the wire transfer instructions provided by each party hereto, which instructions may be amended, canceled or supplemented at any time during the Term by written notice to the other party. If a payment is required to be made on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
Section 7.07.     Overdue Interest. If either party shall not have received from the other party any amounts due and payable under this Agreement more than five Business Days after the date such payment was due, interest shall accrue on all such overdue amounts from and including the sixth Business Day after such payment was due at the rate per annum equal to the Prime Rate plus 2% or the highest rate permitted by applicable Law (whichever is less). Notwithstanding the foregoing, if IAT incurs any late charges or is charged any interest pursuant to the Port/IAT Lease in connection with any payment obligation of IAT to the Port Authority under the Port/IAT Lease or the Bond Documents as a result of Delta’s failure to timely pay to IAT any amounts due and payable by Delta to IAT under this Agreement, the amount payable by Delta pursuant to this Section 7.07 shall not be less than the amount of such late charges incurred by and/or interest charged to IAT pursuant to the Port/IAT Lease or the Bond Documents to the extent the same result from Delta’s failure to timely pay to IAT any amounts due and payable by Delta to IAT under this Agreement, provided that IAT has used commercially reasonable efforts to satisfy such payment obligations to the Port Authority through the use of other funds available to IAT in order to avoid the incurrence of any such late charges or interest.
Section 7.08.     No Additional Charges. There shall be no charges to Delta for its occupancy of the Delta Premises or use of services provided by IAT to the Delta Premises other than the charges described or referred to in this Agreement except to the extent that additional charges are imposed at the Airport by the Port Authority, the City, a subsequent Airport operator, or another Governmental Authority with jurisdiction over the Airport, and IAT is obligated to pay such charges by law. Notwithstanding anything to the contrary contained in this Agreement, unless otherwise agreed to by IAT and Delta, Delta shall not be obligated to pay any Rent payable pursuant to Article 7 attributable to any payments owed by IAT to the Port Authority under the Port/IAT Lease until such payments are due and payable by IAT.”
Section 6.Amendments to Article 8 (Use and Operation).
(a)Section 8.07 of the Agreement is hereby amended by inserting at the end of the first sentence thereof, immediately before the period (“.”), the following: “, provided, further, that the initial acquisition and installation of FIDS and BIDS in the Delta Premises as part of the 2022 Terminal Expansion Work shall be included as 2022 Terminal Expansion Work Project Costs”.

(b)Section 8.08 of the Agreement is hereby amended by inserting at the end of the first sentence thereof, immediately before the period (“.”), the following: “, provided, further, that the initial acquisition and installation of the public address and paging system in the Delta Premises as part of the 2022 Terminal Expansion Work shall be included in 2022 Terminal Expansion Work Project Costs”.
Section 7.Amendment to Article 10 (Operations Advisory Committee; Management Committee; Trilateral Committee; Budget).
(a)Section 10.01 is hereby amended by replacing the last sentence thereof with the following:
    “The Operations Advisory Committee shall also act with respect to the following matters: (i) consultation in connection with the scheduling and use of Gates and times, including accommodations necessary for the Phase I IAT Project, Phase II and the 2022 Expansion Project (and Phase III), as applicable, (ii) the matters under review by such subcommittees as may be established by the Management Committee from time to time, and (iii) such other matters as are designated by the Management Committee.”
(b)Section 10.02(a)(viii) is hereby amended by replacing at the end thereof, immediately before the semicolon (“;”), the phrase “and the Phase II Project (the design and development of which shall be governed by Article 6A)” with the phrase “, the Phase II Project (the design and development of which shall be governed by Article 6A) and the 2022 Terminal Expansion Work (the design and development of which shall be governed by Article 6B)”.
Section 8.Amendment to Article 12 (Alterations and Additions).
(a)Section 12.02 of the Agreement is hereby amended and restated in its entirety as follows:
    “Section 12.02. IAT Alterations; Limitations. IAT may make, and may permit its Sublessees to make, any Alterations to any portion of Terminal 4 not included in the Delta Space, provided that, (i) such Alteration does not materially adversely affect the operation and use of any portion of Terminal 4 or the facilities, systems and equipment thereof; and (ii) if such Alteration occurs on or prior to Phase III Last Exercise Date, or after the Phase III Last Exercise Date and Delta has delivered a notice approved by IAT indicating its election to proceed with Phase III and Delta has commenced design and construction of Phase III, such Alteration will not materially adversely affect the development of Phase III or cause such development of Phase III to cost materially more than it would if such Alteration had not been made.”
(b)Section 12.04(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) IAT and Delta acknowledge and agree that, subject to any applicable requirements in the Port/IAT Lease, the designs for the Phase I IAT Project, Phase II Project and the 2022 Expansion Project shall include Delta and SkyTeam branding signage appropriate for an anchor tenant of an airport terminal, taking into consideration the common use nature of Terminal 4. The branding signage shown on Exhibit C, and completed in connection with the Phase I IAT Project and Phase II Project (other than signage in the Bus Gate, which shall be subject to the provisions of Section 8.15) have been approved by IAT. The specific size, materials and locations of branding signage not otherwise approved by IAT in connection with approval of the 2022 Terminal Expansion Work Contract Documents, shall be subject to IAT’s approval in its sole discretion. Delta shall have the right, at its sole cost and expense, to install, alter, modify and relocate its brand signs (other than those purchased with the proceeds of any Terminal 4 Project Bonds) including its names and logos (including all Delta brands such as “Delta Connection” and “SkyTeam”), in the locations shown on Exhibit C, and, with respect to the 2022 Terminal Expansion Work, Exhibit C-1 (subject to such alterations thereto as may be implemented prior to 2022 Terminal Expansion Work DBO pursuant to Article 6B), and as may be implemented at any existing and future Delta Gates in consultation with IAT, in either case conforming to the specifications of size, location (including branding on the exterior of Terminal 4 as approved by IAT) and materials approved by IAT in consultation with Delta and such other brand signs in such other locations as otherwise may be approved by IAT, provided that, no such approval is needed for any alteration or modification of the Delta Mark and such modification does not involve material alteration of size, materials or location of such sign without the prior approval of IAT. In addition, Delta shall have the right, at its sole cost and expense, to install a common use sign on or about the exterior of Terminal 4 for location of its brand signs and the brand signs of other IAT ATA Airline Sublessees conforming to the specifications of size, location and materials approved by IAT in consultation with Delta.”
Section 9.Amendments to Article 15 (Books, Records and Audit).
Section 15.02(a) of the Agreement is hereby amended by replacing the phrase “and the Phase II Project” with the phrase “, the Phase II Project and the 2022 Terminal Expansion Work” in each place where such phrase appears therein, and by replacing the phrase “proceeds of the Series 8 Bonds” with the phrase “proceeds of the Series 8 Bonds or the Series 2022 Bonds, as applicable”.
Section 10.Amendments to Article 20 (Insurance).
Section 20.05 of the Agreement is hereby amended by inserting the following as a new subparagraph (c) immediately after subparagraph (b) thereof
“(c)    If an OCIP or CCIP is created by Delta for the 2022 Terminal Expansion Work Construction Period, the coverage requirements specified in this Article

20 for Delta or its respective Construction Contractors, architects and other consultants shall be deemed satisfied if such coverage is provided through such OCIP or CCIP. During the performance of the 2022 Terminal Expansion Work, Delta may provide for commercial general liability insurance in connection with the performance of the 2022 Terminal Expansion Work by requiring each Construction Contractor engaged by Delta for the completion of the 2022 Terminal Expansion Work to participate in the OCIP or CCIP, or by requiring each such Construction Contractor to procure and maintain commercial general liability insurance including contractual liability insurance in accordance with the terms hereof, including, without limitation, Section 20.02; provided that, for subcontractors not covered by the OCIP or CCIP, the required commercial general liability coverage shall be not less than $5,000,000, or such greater amount as may be reasonably required by IAT.”
Section 11.Amendment to Article 24 (Indemnification).
Section 24.01 of the Agreement is hereby amended by amending and restating clause (i) of the first sentence thereof as follows: “(i) the design, construction and completion of the Phase I IAT Project, the Phase II Project and the 2022 Terminal Expansion Work, and any other construction at Terminal 4 from time to time that may be undertaken by Delta or for which Delta is primarily responsible, including with respect to any claims made pursuant to Section 18C(ee) of the Port/IAT Lease,”.
Section 12.Amendment to Article 26 (Delta Event of Default; IAT Remedies).
(a)Section 26.03(a) of the Agreement is hereby amended and restated in its entirety as follows:
“(a)    Delta shall fail to perform or observe any material term, covenant, agreement, condition or provision of this Agreement (including pursuing the completion of the Phase I IAT Project in accordance with Article 6, the Phase II Project in accordance with Article 6A or the 2022 Terminal Expansion Work in accordance with Section 6B) to be performed or observed by Delta, other than those referred to in Section 26.02, to the extent that IAT is not the cause of such failure; or”
(b)Section 26.03(d) of the Agreement is hereby amended and restated in its entirety as follows:
    “(d)    Delta shall have made any incorrect statement (including any representation or certification) in the Delta TAA Certificate or in any Standard Draw Documentation, Series 2022 Standard Draw Documentation or any Delta TSA EDS Project Cost Reimbursement Certificate relied upon by IAT in making any corresponding statement in the TAA or the TDC Trust Administration Agreement or in a Series 8 Requisition Certificate or in a requisition for the proceeds of the Series 2022 Bonds, or request for reimbursement for TSA EDS Project Costs under the TSA MOA and/or the Port/IAT Lease, as the case may be, which incorrect statement results in, or, if not cured, would result in, a PA Event of Default; provided that, any inaccuracy in the Delta TAA Certificate, any Standard Draw Documentation, any Series 2022 Standard Draw Documentation or any Delta TSA EDS Project Cost Reimbursement Certificate given by Delta shall not be a default hereunder (or under the Delta TAA Certificate, any Standard Draw Documentation, any Series 2022 Standard Draw Documentation or any Delta TSA EDS Project Cost Reimbursement Certificate) to the extent that any such inaccuracy is a result of Delta’s good faith reliance upon written information provided by IAT (including counsel, accountants and other professionals and contractors retained by IAT); and provided further that, (i) IAT shall not, solely based on such Event of Default, institute or pursue any remedy specified in any of paragraphs (b), (c), (d) or (f) (to the extent that any such remedy under paragraph (f) would result in termination of the Agreement or Delta's possession of the Premises similar to the remedies provided in paragraph (c) or (d)) of Section 26.05 of this Agreement prior to the date on which Port has delivered a PA Notice of Default and (ii) IAT shall terminate all remedies being pursued pursuant to such enumerated paragraphs of Section 26.05 if such PA Notice of Default shall be rescinded or otherwise withdrawn.”
(c)Section 26.03(e) of the Agreement is hereby amended and restated in its entirety as follows:
    “(e)    An 18A Notice, an 18B Notice, an 18C Notice or Intervention Notice (each as such term defined in the Port/IAT Lease) has been delivered by the Port Authority in accordance with the terms of the Port/IAT Lease; or”
(d)Section 26.04(c) of the Agreement is hereby amended and restated in its entirety as follows:
    “(c)    Delta shall have 35 days after receipt of notice from IAT of a default set forth in Section 26.03(e) to cure the applicable Delta 18A Default, Delta 18B Default or Delta 18C Default (each as such term is defined in the Port/IAT Lease); provided that, pursuant to Section 25 of the Port/IAT Lease, IAT shall, if such Delta 18A Default or Delta 18B Default, as applicable, has not been cured, request a meeting with the Port Authority to discuss the status of such Delta 18A Default or Delta 18B Default, as applicable, and request a 60-day extension of the required period prior to which the Port Authority may deliver, in the case of a Delta 18A Default, a Notice of Default, or in the case of a Delta 18B Default, an Intervention Notice (as defined in the Port/IAT Lease), in each case pursuant to Section 25 of the Port/IAT Lease, which may be granted or withheld in the Port Authority’s sole discretion, and (i) if granted, Delta’s cure period shall be extended to the date that is 35 days into such 60-day extension period granted by the Port Authority, or (ii) if rejected by the Port Authority, an Event of Default shall be deemed to occur, and such procedures shall apply for each subsequent 60-day extension period, if any, granted by the Port Authority.”

Section 13.Amendment to Article 28 (Dispute Resolution).
Section 28.02(b)(i) of the Agreement is hereby amended by replacing the phrase “or Article 6A” with the phrase “, Article 6A or Article 6B” therein.
Section 14.Amendment and Restatement of Article 35 (Phase III Option); Addition of Article 35A (Phase IV).
Article 35 (Phase III Option) of the Agreement is hereby amended and restated in its entirety as follows (including to add new Section 35A (Phase IV)):
“ARTICLE 35.
PHASE III OPTION
    Section 35.01. Phase III Option.
    (a)    Delta shall have the option (the “Phase III Option”), to be exercised as provided below, to lease from IAT (at any time and from time to time) those portions of Terminal 4 and the Terminal 4 Site adjacent to Concourse A and the Headhouse as shown on Exhibit B, page 4 for purposes of completing Phase III (the “Phase III Space”). In connection with its exercise of the Phase III Option, Delta shall be required to (x) convert the regional jet facilities constructed on Concourse A as part of 2022 Terminal Expansion Work; (y) construct up to 12 narrowbody gates on Concourse A (the 12th narrowbody gate shall be at Delta’s option, provided that adding such 12th gate does not prevent addition of three widebody gates at the end of Concourse A in connection with Phase IV); and (z) commit to perform and/or pay a share of the costs of the Late Phase Transformation Upgrades and the Phase III Roadway Work in accordance with Exhibit S1-18D.1 to the First Supplemental Agreement to the Port/IAT Lease.
    (b)    In order to exercise the Phase III Option, Delta shall give written notice of its desire to exercise the Phase III Option to IAT (the “Phase III Option Notice”), which shall specify, and be given at least 120 days prior to, the date on which Delta desires to occupy the Phase III Space (the “Option Effective Date”) and shall include a schedule on which the Phase III work will be performed (the “Phase III Work Schedule”). The Phase III Work Schedule shall provide for a reasonable date by which construction will commence, not to exceed six (6) months from the date such Phase III Option Notice is delivered to IAT, and reasonable milestones, including substantial completion and final completion of the Phase III work.
    (c)    Delta’s right to exercise the Phase III Option shall expire if Delta has not delivered to IAT a Phase III Option Notice in accordance with clause (b), above, by December 31, 2024, provided, however, that if prior to June 30, 2024 Delta’s aggregate passenger traffic at the Airport during any six (6) month consecutive period was at least equal to the aggregate Delta passengers in the period consisting of the corresponding six months during 2019, Delta’s option shall extend for only four (4) months after such date (such date, the “Phase III Last Exercise Date”). The foregoing notwithstanding, if Delta has delivered a Phase III Option Notice in accordance with clause (b), above, but shall not have commenced construction of Phase III by the date that is six (6) months from the date the Phase III Option Notice was delivered to IAT, Delta’s right to exercise the Phase III Option shall terminate.
(d)    If Delta exercises the Phase III Option, IAT shall be deemed to have leased to Delta the Phase III Space together with all rights and benefits appurtenant thereto, on terms generally consistent with the terms applicable to Phase I, Phase II and 2022 Terminal Expansion Work and the Delta Premises as contemplated to exist during Phase I, Phase II and 2022 Terminal Expansion Work, provided that IAT’s acceptance or assumption of risks and/or obligations particular to Phase I, Phase II or 2022 Terminal Expansion Work shall not require IAT to accept or assume similar or comparable risks or obligations in connection with Phase III other than those contemplated by the Phase III Risk Allocation Principles. If Delta exercises the Phase III Option, IAT shall deliver the Phase III Space in its “as is” condition at the time, subject to reasonable wear and tear but in compliance with IAT’s maintenance obligations under the Port/IAT Lease with respect thereto.
(e)    Delta’s exercise of the Phase III Option shall be subject to the following:
(i)no Event of Default shall have occurred and is then continuing under Article 26;
(ii)any Contract Carriers that would be displaced or whose operations would be materially adversely affected as a result the Phase III work shall be relocated to terminal space at Terminal 4 or the Airport, as reasonably determined by IAT in consultation with Delta, taking into account any requirements under the Port/IAT Lease, including any requirements that Terminal 4 remain the “terminal of last resort” for 24/7 international arrivals at the Airport;
(iii)[reserved];
(iv)the risk profile to IAT will not be materially adversely affected by Phase III other than as contemplated by the Phase III Risk Allocation Principles;
(v)Delta and IAT will cooperate in good faith with each other to achieve Phase III (to the extent Delta elects to pursue the Phase III Option) and shall work jointly and diligently to pursue completion of the same on terms generally consistent with the completion of Phase I, Phase II and the 2022 Terminal Expansion Work, including terms relating to the financing of Phase III, designs, plans and specifications, construction schedules and other construction documents and completion of construction of Phase III, as applicable, on the terms and conditions applicable to the

Phase I IAT Project, the Phase II Project and the 2022 Terminal Expansion Work to meet IAT’s and Delta’s requirements and specifications, including requirements as to timing of completion of the construction and opening of Phase III as established by Delta and agreed to by Delta, provided that IAT’s acceptance or assumption of risks and/or obligations particular to Phase I, Phase II or the 2022 Terminal Expansion Work shall not require IAT to accept or assume similar or comparable risks or obligations in connection with Phase III other than those contemplated by the Phase III Risk Allocation Principles;
(vi)Delta and IAT shall cooperate in good faith with each other in amending this Agreement as may reasonably be necessary to reflect the final terms of this Agreement with respect to the Phase III Space and as required by the Port Authority, the Port/IAT Lease, the Terminal 4 Project Bond Documents and any other applicable financing requirements. The approval of any amendments required pursuant to this subsection (vi) shall not be unreasonably withheld, delayed or conditioned by IAT or Delta;
(vii)Delta and IAT shall have obtained the necessary Port Authority approval and required approvals under the Terminal 4 Project Bond Documents, including without limitation Port Authority approval of the corresponding amendments to this Agreement;
(viii)In addition to Post-DBO Rent, Delta shall pay rent in respect of the Phase III Space for each Annual Period calculated in a manner consistent with the calculation of Post-DBO Rent, which shall be deemed to be included as “Delta Rent” for all intents and purposes hereunder following completion of the construction and opening of the Phase III Space and the final terms of the rent applicable to the Phase III Space shall be reflected (consistent with the terms provided in this subsection (viii)) in an amendment of the type referred to in subsection (vi) above;
(ix)Delta shall have the right to determine whether and the means and terms by which Phase II Project Costs shall be refinanced, and whether and the means and terms by which Phase III shall be financed or refinanced (including the selection of any lenders, underwriters or other parties it deems appropriate), subject to consent of the Port Authority and the consent of IAT. Delta will keep IAT regularly informed of Delta’s determination of the means and terms of such financing or refinancing (as applicable) of Phase II and/or Phase III;
(x)Any financing with respect to Phase III shall be non-recourse to, and shall not require credit support from, JFK IAT Member as the sole member of IAT (or any affiliates of the members of JFK IAT Member other than IAT), Delta or the Port Authority. Nothing herein shall require any Bonds or any future financing to become a Delta obligation. In addition, there shall be no equity funding obligations for JFK IAT Member, or any upstream entities thereto; and

(xi)Any financing for Phase III must not violate the Port/IAT Lease or create a default with respect to the then outstanding Terminal 4 Project Bonds (including coverage covenants) or under any Terminal 4 Project Bond Documents, provided, that IAT shall use reasonable efforts to cooperate with Delta in obtaining any and all amendments, consents, waivers and variances necessary or desirable to obtain the desired financing and prevent any such violation or default.
    (g)    If Delta’s right to exercise the Phase III Option expires pursuant to clause (c), above, then the Port Authority and IAT may jointly determine to construct additional gates on Concourse A, and Delta shall vacate the New Concourse A Gates (together with associated holdrooms, loading bridges, and equipment) upon IAT’s provision to Delta, at no additional cost to Delta, of replacement facilities at Terminal 4 that can accommodate ten (10) regional jet aircraft (the “2022 Terminal Expansion Work Replacement Facilities”). If the Port Authority and IAT construct additional gates on Concourse A, all Delta facilities (including associated holdrooms, loading bridges, and equipment) that are no longer available as a result of such work shall be replicated. IAT shall also consult with Delta to avoid incremental FIS space required in connection with the construction of such additional gates on Concourse A, taking into account Delta’s then current and future usage of the Additional CCB Gates for international passengers. Because the New Concourse A Gates shall be replaced with the 2022 Terminal Expansion Work Replacement Facilities at IAT’s cost, Delta shall not receive compensation for the unamortized portion of its investment in such New Concourse A Gates (together with associated holdrooms, loading bridges, and equipment) and shall continue to pay such rental hereunder for the New Concourse A Gates (together with associated holdrooms, loading bridges, and equipment) in lieu of rental for the 2022 Terminal Expansion Work Replacement Facilities. However, Delta shall be responsible for incremental costs associated with expanded or other enhanced facilities that are requested and approved by Delta in connection with the 2022 Terminal Expansion Work Replacement Facilities.
(h)    If Delta’s right to exercise the Phase III Option expires pursuant to clause (c), above, Delta shall be obligated to upgrade facilities constructed as part of the 2022 Terminal Expansion Work to meet the Port Authority Sustainability Requirements set forth in the Port/IAT Lease, modify the existing landside frontages to provide a Level of Service “B” in accordance with ACRP 40 and comply with the “One JFK Curbside Experience Guidelines” dated June 26, 2020 and the “JFK Frontage Design and Operations Best Practices” dated June 19, 2020, as well as comply with the current Port Authority Wayfinding and Signage Standards for the entire terminal (sign faces only) to provide a unified customer experience across all terminals at the Airport. Such work shall be completed no later than June 30, 2026.
ARTICLE 35A.
PHASE IV
    Section 35A.01. Phase IV.

    Delta acknowledges and agrees that IAT and the Port Authority may elect to pursue Phase IV in accordance with Section 18D of the Port/IAT Lease without Delta’s consent under this Agreement, provided that IAT and the Port Authority shall not commence construction of Phase IV prior to the Phase III Last Exercise Date unless Delta has elected to pursue and is constructing Phase III and IAT and the Port Authority are constructing Phase IV in conjunction with Delta’s construction of Phase III; provided, further, that Delta and IAT shall consult and coordinate in good faith to avoid incremental FIS space required in connection with Phase IV, taking into account Delta’s then-current and future usage of the Additional CCB Gates for international passengers; and provided, further, that IAT and the Port Authority shall be required to replicate all Delta facilities that are no longer available as a result of the construction of Phase IV.”
Section 15.Amendment to Article 36 (Miscellaneous).
Section 36.01 of the Agreement is hereby amended by replacing the phase “or Section 6A.02” with the phrase “, Section 6A.02 or Section 6B.02” in the proviso thereto.
Section 16.Amendments to Exhibits and Schedules to the Agreement.
(a)Exhibit A-2 to the Agreement is hereby amended and restated in its entirety and shall be replaced by the exhibit attached as Exhibit A-2 to this Sixth Supplement, which constitutes the update of Exhibit A to confirm the actual final locations of the Terminal 4 facilities, the Delta Premises and other matters shown thereon as of the Sixth Supplement Effective Date, as well as showing the additions contemplated to be included in the Delta Premises after 2022 Terminal Expansion Work DBO.
(b)Exhibit B to the Agreement is hereby amended and restated in its entirety and shall be replaced by the exhibit attached as Exhibit B to this Sixth Supplement.
(c)[Reserved].
(d)New Exhibits C-1, D-2, E-2 and F-2 shall be added to the Agreement in the form of Exhibits C-1, D-2, E-2 and F-2, respectively, to the Sixth Supplement.
(e)New Exhibit L shall be added to the Agreement in the form of Exhibit L to the Sixth Supplement.
(f)Schedule 4-1 to the Agreement is hereby amended and restated in its entirety and shall be replaced by the schedule attached as Schedule 4-1 to this Sixth Supplement.
(g)Schedule 4-6 to the Agreement is hereby amended and restated in its entirety and shall be replaced by the schedule attached as Schedule 4-6 to this Sixth Supplement.

(h)New Schedules 6B-1, 6B-2 and 6B-3 shall be added to the Agreement in the form of Schedules 6B-1, 6B-2 and 6B-3, respectively, to the Sixth Supplement.
(i)Effective as of the 2022 Terminal Expansion Rent Commencement Date, and continuing through the remainder of the Term, Schedule 7-3(a) (Calculation and Payment of Post-DBO Rent (Post-Phase II DBO)) to the Agreement shall be amended and restated in its entirety, and shall be replaced by the schedule attached as Schedule 7-3(a) (Calculation and Payment of Post-DBO Rent (Post-2022 Terminal Expansion Rent Commencement Date)) to this Sixth Supplement. Until the 2022 Terminal Expansion Rent Commencement Date, Delta shall continue to pay Post-DBO Rent pursuant to Section 7.02 and Schedule 7-3(a) (Calculation and Payment of Post-DBO Rent (Post-Phase II DBO)) (as in effect prior to the 2022 Terminal Expansion Rent Commencement Date).
Section 17.Delta Consent to the First Supplemental Agreement to the Port/IAT Lease.
In the event that Article 5 of the Agreement might require Delta’s prior written consent to the First Supplemental Agreement to the Port/IAT Lease, Delta hereby provides such written consent, which shall be effective immediately prior to the execution and delivery of the First Supplemental Agreement to the Port/IAT Lease. Delta hereby acknowledges and agrees that the First Supplemental Agreement to the Port/IAT Lease constitutes an amendment to the Port/IAT Lease in accordance with Article 5 hereof and that, from and after the Sixth Supplement Effective Date, all references to the Port/IAT Lease shall mean the Port/IAT Lease as amended by the First Supplemental Agreement to the Port/IAT Lease.
Section 18.Representations and Warranties.
(a)Representations and Warranties of IAT. IAT represents and warrants to Delta as of the Sixth Supplement Effective Date that:
(i)Organization. IAT is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York. IAT is duly authorized to conduct business under the Laws of each jurisdiction where such qualification is required, including the State of New York.
(ii)Power. IAT has all requisite limited liability company power and authority to enter into, execute and deliver this Sixth Supplement executed and delivered by IAT and to perform its obligations hereunder.
(iii)Authority and Binding Obligation. This Sixth Supplement is within IAT’s limited liability company powers and has been duly and validly authorized by all necessary limited liability company action. The execution, delivery, consummation and performance of this Sixth Supplement has been duly and validly authorized by all necessary limited liability company and member action on the part of IAT and its members. This Sixth Supplement has been duly executed and delivered by IAT and constitutes a valid and legally binding obligation of IAT, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(iv)Officer Authority. Each Person executing, on behalf of IAT, this Sixth Supplement has the requisite authority to execute and deliver, and has duly executed and delivered, the same.
(v)No Consents; No Violation. The execution, delivery, consummation and performance by IAT of this Sixth Supplement do not, to IAT’s Actual Knowledge, (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or the Port Authority, except such as have been obtained or made and are in full force and effect, (ii) violate the organizational documents of IAT, any applicable Law or any order of any Governmental Authority or the Port Authority applicable to IAT or any rule, regulation or order of the Port Authority applicable to IAT, or (iii) violate or result in a default under any indenture, agreement or other instrument binding upon IAT (including the Port/IAT Lease, the Bond Documents and the other Transaction Documents), or give rise to a right thereunder of any Person (including the Port Authority) to terminate any right or accelerate the payment or performance of any obligation of IAT thereunder.
(vi)Compliance with Laws and Agreements. IAT is in compliance in all material respects with all Laws and all orders of any Governmental Authority or the Port Authority applicable to IAT, all rules, regulations and orders of the Port Authority applicable to IAT and all indentures, agreements and other instruments binding upon IAT, in each case, to the extent the noncompliance with which would have a material adverse effect on (i) IAT’s ability to perform or comply with, or its performance of or compliance with, its obligations under this Sixth Supplement, or (ii) any of the transactions contemplated by this Sixth Supplement.
(b)Representations and Warranties of Delta. Delta represents and warrants to IAT as of the Sixth Supplement Effective Date that:
(i)Organization. Delta is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Delta is duly authorized to conduct business and is in good standing under the Laws of the State of New York.

(ii)Power. Delta has all requisite corporate power and authority to enter into, execute and deliver this Sixth Supplement and to perform its obligations hereunder.
(iii)Authority and Binding Obligation. This Sixth Supplement is within Delta’s corporate powers and has been duly authorized by all necessary corporate action. The execution, delivery, consummation and performance of this Sixth Supplement has been duly and validly authorized by all necessary corporate action on the part of Delta. This Sixth Supplement has been duly executed and delivered by Delta and constitutes a valid and legally binding obligation of Delta, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(iv)Officer Authority. Each Person executing, on behalf of Delta, this Sixth Supplement has the requisite authority to execute and deliver, and has duly executed and delivered, the same.
(v)No Consents; No Violation. The execution, delivery, consummation and performance by Delta of this Sixth Supplement do not, to Delta’s Actual Knowledge, (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or the Port Authority, except such as have been obtained or made and are in full force and effect, (ii) violate the organizational documents of Delta, any applicable Law or any order of any Governmental Authority or the Port Authority applicable to Delta or its assets, or (iii) violate or result in a default under any indenture, agreement or other instrument binding upon Delta or its assets, or give rise to a right thereunder of any Person to terminate any right or accelerate the payment or performance of any obligation of Delta thereunder.
(vi)Compliance with Laws and Agreements. Delta is in compliance in all material respects with all Laws and orders of any Governmental Authority or the Port Authority applicable to Delta or its assets and all indentures, agreements and other instruments binding upon Delta or its assets, in each case, to the extent the noncompliance with which would have a material adverse effect on (i) Delta’s ability to perform or comply with, or its performance of or compliance with, its obligations under this Sixth Supplement, or (ii) any of the transactions contemplated by this Sixth Supplement.
Section 19.No Effect on the Other Provisions of the Agreement.
Except as affected by this Sixth Supplement, all of the terms, covenants, provisions, conditions and agreements contained in the Agreement (as in effect prior to the Sixth Supplement Effective Date) shall be and remain in full force and effect.

Section 20.Miscellaneous.
(a)Effectiveness. Except as specifically stated herein to the contrary, the terms and provisions of this Sixth Supplement shall be effective as of the Sixth Supplement Effective Date.
(b)Further Assurances. Each of IAT and Delta shall cooperate with the other party and take (or refrain from taking), execute and deliver, or cause to be taken (or refrained from being taken), executed, and delivered, all further acts, conveyances, documents and assurances reasonably requested by the other party from time to time in order to carry out more effectively the intent and purposes of this Sixth Supplement. In addition, Delta acknowledges that, pursuant to the First Supplemental Agreement to the Port/IAT Lease, IAT will surrender the First Supp. Surrendered Premises (as defined in the First Supplemental Agreement to the Port/IAT Lease) at the time or times specified therein. In furtherance thereof, Delta agrees to use commercially reasonable efforts, upon IAT’s request and at IAT’s sole cost and expense except as otherwise provided for in this Agreement, to cooperate with IAT to ensure that the First Supp. Surrendered Premises are surrendered to the Port Authority in accordance with the requirements of the First Supplemental Agreement to the Port/IAT Lease.
(c)Confidentiality. All documents and information that IAT may provide or cause to be provided to Delta in connection with this Sixth Supplement are “confidential” and “not to be disclosed to third parties” for purposes of clause (iv) of Section 31.02 of the Agreement, and shall therefore constitute Confidential Information, and the exclusions from Confidential Information contained in the second sentence of Section 31.02 of the Agreement shall not apply to such documents and information.
(d)Severability. If any provision of this Sixth Supplement is determined to be unenforceable by a court of competent jurisdiction, such provision shall be deleted or may be altered by such court, and this Sixth Supplement shall be enforced subject to such deletion or alteration.
(e)Binding Effect. This Sixth Supplement shall be binding upon shall inure to the benefit of each party hereto and its successors and assigns, and all references herein to IAT and Delta shall include their respective successors and assigns, provided that, nothing in this clause (e) shall be construed to permit, or waive any restriction with respect to, any assignment or transfer prohibited or restricted under the Agreement.
(f)Third Party Beneficiaries. Except with respect to the portions of this Sixth Supplement that constitute amended and/or restated provisions of the Agreement (as to which the Agreement may already expressly provide that the Port Authority is a third party beneficiary), this Sixth Supplement is for the benefit of only IAT and Delta and their respective successors and assigns, and there are no third party beneficiaries of this Sixth Supplement.

(g)Amendment. This Sixth Supplement may be amended, supplemented or otherwise modified only by a writing signed by IAT and Delta and, to the extent required by the Port/IAT Lease, subject to the approval of the Port Authority, and to the extent required by the Bond Documents, subject to the approval of the Trustee(s) and Bond Insurer.
(h)Relationship. This Sixth Supplement does not create any relationship between the parties hereto other than a contractual relationship by and between two independent parties as landlord and tenant. This Sixth Supplement shall not create a partnership, joint venture, employer-employee, master-servant, or any other fiduciary relationship, and no such relationship shall be inferred or construed hereunder.
(i)Choice Of Law. This Sixth Supplement shall be governed by and construed in accordance with the Law of the State of New York.
(j)Choice Of Venue. Any and all disputes or controversies arising out of, connected with or related to this Sixth Supplement that are not subject to arbitration in accordance with Article 28 shall be brought in New York State Supreme Court, New York County or, if jurisdictionally permitted, the United States District Court for the Southern District of New York.
(k)Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO A TRIAL BY JURY OF ANY CLAIM, DISPUTE OR CONTROVERSY BROUGHT BEFORE A COURT THAT ARISES OUT OF, RELATES TO OR IS CONNECTED WITH THIS SIXTH SUPPLEMENT, THE USE OR OPERATION OF ANY PART OF TERMINAL 4 OR ANY BREACH OF OR FAILURE TO PERFORM ANY PROMISE, TERM, COVENANT, AGREEMENT, CONDITION, REPRESENTATION, WARRANTY OR OTHER PROVISION HEREOF.
(l)Specific Performance. Each party to this Sixth Supplement acknowledges (and waives any defense based on a claim) that except where monetary damages elsewhere in this Sixth Supplement or the Agreement are specifically provided, monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by it hereunder would cause irreparable harm to the other party to this Sixth Supplement. Accordingly, each party to this Sixth Supplement agrees that upon a breach of this Sixth Supplement by the other party, the remedies of injunction, declaratory judgment and specific performance shall be available to such non breaching party.
(m)Counterparts. This Sixth Supplement may be executed in any number counterparts, but not facsimile counterparts, each of which shall constitute an original agreement, and all of which together shall constitute one and the same agreement.
[remainder of page intentionally blank]

IN WITNESS WHEREOF the parties have executed and delivered this Sixth Supplement as of the Sixth Supplement Effective Date.
JFK INTERNATIONAL AIR TERMINAL LLC
By:    /s/ James P. May
Name: James P. May
Title:    Vice President Finance,
    Chief Financial Officer
DELTA AIR LINES, INC.
By:     /s/ K. Mark Pearson
Name:    K. Mark Pearson
Title:    Vice President – Corporate Real Estate

EXHIBIT A-2
DELTA PREMISES POST PHASE I DBO, POST PHASE II DBO AND POST 2022 TERMINAL EXPANSION WORK DBO; ADDITIONAL PHASE II PARCEL; LOCATION OF PERIMETER DIG AREA
[omitted]

EXHIBIT B
MASTER PLAN/PHASE III
[omitted]

EXHIBIT C-1
APPROVED 2022 EXPANSION PROJECT SIGNAGE LOCATIONS
[omitted]

EXHIBIT D-2
FORM OF 2022 TERMINAL EXPANSION WORK
CONSTRUCTION CONTRACT ASSIGNMENT AGREEMENT
[omitted]

EXHIBIT E-2
FORM OF 2022 TERMINAL EXPANSION WORK
CONTRACTOR CONSENT AND AGREEMENT (MAJOR CONTRACTS)
[omitted]

EXHIBIT F-2
2022 TERMINAL EXPANSION WORK
NON-MAJOR CONTRACT STIPULATED CONTRACT LANGUAGE
    [Contracting Party] acknowledges and agrees that [Delta] is a party to an Anchor Tenant Agreement with JFK International Air Terminal LLC (“Company”), dated as of [DATE] (as, from time to time, amended, modified or supplemented, including, without limitation, by the Sixth Supplement to Anchor Tenant Agreement, dated as of April 8, 2022, the “Lease”), and that [Delta] is required by the terms and provisions of the Lease to include certain provisions in all contracts for the performance of design, engineering and/or construction related services that are executed and delivered in connection with [Delta’s] performance of certain construction obligations under the Lease. Accordingly, and notwithstanding anything in this [Agreement] to the contrary, [Contracting Party] hereby:
    (a)    acknowledges and consents to (i) the collateral assignment of [this Agreement], (x) by Delta to the Company, (y) by the Company to the [New York Transportation Development Corporation (“NYTDC”)] and Bank of New York Mellon as trustee (“Bond Trustee”) for the holders of certain bonds issued by the NYTDC, and (z) by NYTDC to the Bond Trustee (the Company, NYTDC, the Bond Trustee and any nominee, transferee or assignee thereof are collectively referred to as the “Collateral Assignees”), and (ii) in connection with enforcing its rights following an event of default under the Lease, the right (but not the obligation) of the Collateral Assignees, upon written notice to [the Contracting Party], to act on behalf of [Delta] under this [Agreement], and [Contracting Party] agrees that, in such event, [Contracting Party] shall continue to perform its obligations under this [Agreement] for the benefit of the applicable Collateral Assignee;
    (b)    agrees (i) to notify each of the Collateral Assignees at the respective addresses indicated below (or at such other address that may be provided by a Collateral Assignee in writing to the [Contracting Party]) of any default by [Delta] under this [Agreement] simultaneous with [Contracting Party’s] delivery of such notice of default to [Delta], and (ii) if [Delta] has not cured such default within the applicable notice and cure period under this [Agreement], shall allow the Collateral Assignees an additional 10 days to cure such default prior to the [Contracting Party’s] termination of this [Agreement]; provided that, if the [Contracting Party] has not provided the Collateral Assignees with the notice as and when required by clause (i) of this [subsection (b)], the Collateral Assignees shall have such additional time as may be reasonably necessary to cure such default prior to the [Contracting Party’s] termination of this [Agreement];
    (c)    agrees that, if (i) an event of default has occurred under [the Lease] which permits the Collateral Assignees to act on behalf of [Delta] under this [Agreement], and (ii) this [Agreement] is terminated because of a default by [Delta] which is not, or by its terms cannot be, cured by the Collateral Assignees, or if this [Agreement] is terminated or rejected in bankruptcy or insolvency proceedings affecting [Delta], then [Contracting Party] shall, if requested within 30 days after such termination or rejection, enter into a new agreement with the Collateral Assignees on the same terms and conditions as set forth herein; provided that any outstanding defaults under the terminated [Agreement] that are capable of being cured are cured within a reasonable period of time. Notices to be provided to the Collateral Assignees pursuant to subsection (b) and this subsection (c) shall be given in accordance with the notice provisions set forth in [Section ___] of [this Agreement], and shall be delivered to Collateral Assignees at the following addresses (or at such other address that may be provided by a Collateral Assignee in writing to the [Contracting Party]):
    (d)     agrees that (i) no mechanic’s, materialman’s or other lien shall be asserted by [Contracting Party] against Terminal 4, the Airport or the interest of the Company or the Bond Trustee under the [Port/IAT Lease] by reason of any work performed for or materials furnished by [Contracting Party] under this Agreement, it being understood that all work is being performed for the credit of Delta and for no other party; (ii) [Contracting Party] shall forthwith discharge any such lien filed by any of its laborers, subcontractors, materialmen or suppliers or, in the alternative, if it is contesting any such lien, provide a security bond that protects the interest of the Collateral Assignees; and (iii) [Contracting Party] shall indemnify and save the Collateral Assignees harmless from any and all costs and expenses, including reasonable attorney’s fees, suffered or incurred as a result of any liens that may be filed or claimed in connection with or arising out of any work performed or materials furnished by [Contracting Party] under this Agreement.
.

EXHIBIT L
2022 CONSTRUCTION ADMINISTRATION SERVICES
Delta has agreed to perform the following construction administration functions with respect to the 2022 Transformation Work:
1.Financial Reporting. Delta will compile and maintain a financial database containing a record of:
a.Budget data - as defined by IAT
b.Commitment data - contracting, change order, and other data to be provided by IAT
c.Payment data - reflecting monthly bond draws submitted by IAT with copies provided to Delta
d.Forecasting data - reflecting change order requests and other exposure data provided to Delta by IAT on a periodic basis
Delta will generate reports from a project management software called ViewPoint (VP), which IAT is familiar with due to use on previous projects at JFK Terminal 4 (see Schedule A).

2.Tax Reporting. Delta will assist IAT with reports and meetings requested by bond counsel to verify the expenditure of proceeds of the Series 2022 Bonds. Using the cost and expenditure information provided to Delta by IAT and reflected in the VP reports, Delta will prepare the annual expenditure reports reflecting Delta’s expenditures and such IAT expenditures in the format requested by bond counsel. Delta will participate jointly with IAT in any discussions requested by bond counsel with regard to such reports and assist in any revisions to such reports requested by bond counsel.

3.Quarterly Bondholder Reports. Not later than 60 days after the end of each calendar quarter, IAT is required to provide to the Trustee for the Series 2022 Bonds a construction progress report, providing (x) an assessment of the overall construction progress of the 2022 Expansion Project since the date of the last report (or, with respect to the first such report, the date of issuance of the Series 2022 Bonds) and setting forth a reasonable estimate as to the completion date for the 2022 Expansion Project, and (y) a reasonably detailed description of any material delays encountered since the date of the last report (or, with respect to the first such report, the date of issuance of the Series 2022 Bonds) or anticipated in connection with the 2022 Expansion Project, and a reasonably detailed description of the proposed course of action with respect to such delay, until 2022 Expansion Project DBO. To support this effort, Delta will draft the quarterly report using, among other things, the VP data as the record of cost. Delta will develop a reporting format similar to the one currently used on its LGA New

Terminal C Redevelopment and complete the sections pertinent to the 2022 Terminal Expansion Work within each quarterly report. “Shell” pages will be left for IAT to complete its portion of the report for the 2022 Transformation Work. Each quarterly report will be provided to IAT with adequate time for it to complete its section, and in any event by no later than 50 days after the end of each calendar quarter. After IAT has completed its section, it will file the report with the Trustee.
It is critical that IAT and Delta work cooperatively to ensure the accuracy of the construction administration financial reporting services outlined above. Delta’s project management team will not manage or control any contracts pertaining to the 2022 Transformation Work and therefore will be entirely dependent on IAT to provide the information needed with respect to the 2022 Transformation Work to maintain accurate records. IAT will compile and provide on a periodic basis information such as, but not limited to, commitments, change orders and invoice summaries (similar to bond draw materials) for input into the VP database and other records of cost. Delta will work cooperatively with IAT to establish best practices routines and procedures to share such information. In no event shall Delta have any responsibility for any information with regard to the 2022 Transformation Work that has not been provided to Delta by IAT or which has been provided but is not accurate and complete.

Schedule A to Exhibit L
[omitted]

SCHEDULE 4-1
PORT/IAT LEASE
1.Amended and Restated Agreement of Lease between The Port Authority of New York and New Jersey (the “Port Authority”) and JFK International Air Terminal LLC, a New York limited liability company (“JFK IAT”), dated as of April 8, 2022, bearing Port Authority agreement number AYC-685
2.First Supplemental Agreement to Amended and Restated Lease by and between the Port Authority and JFK IAT, dated as of April 8, 2022.

SCHEDULE 4-6
SERIES 2022 BOND DOCUMENTS
1.Second Loan Agreement Amendment, dated as of April 1, 2022, between New York Transportation Development Corporation (“the Issuer”) and IAT.
2.Series 2022 Note, dated April 8, 2022, from IAT to the Issuer, endorsed to the Bank of New York Mellon (“the Trustee”).
3.Series 2022 Bonds.
4.Guaranty, dated as of December 1, 2020, from IAT to the Trustee.
5.Affirmation of Guaranty, dated as of April 8, 2022, from IAT to the Trustee.
6.Trust Administration and Accounts Agreement, dated as of December 1, 2020, among IAT, the Trustee, The Bank of New York Mellon as trust agent, and the Bank of New York Mellon as securities intermediary.
7.First Amendment to the Trust Administration and Accounts Agreement, dated as of April 1, 2022, between IAT and the Bank of New York Mellon (as Trustee under the Series 2022 Bonds, trust agent and securities intermediary).
8.TDC Leasehold Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated as of December 1, 2020, from IAT to the Issuer and the Trustee.
9.First Amendment to TDC Leasehold Mortgage, Assignment of Leases, Security Agreement and Fixture Filing, dated as of April 1, 2022, from IAT to the Issuer and the Trustee.
10.Borrower Security Agreement, dated as of December 1, 2020 among IAT, the Issuer and the Trustee.
11.First Amendment to Borrower Security Agreement, dated as of April 1, 2022 among IAT, the Issuer and the Trustee.
12.Consent to TDC Leasehold Mortgage and other TDC Financing Documents, dated as of December 1, 2020, among the Port Authority, IAT, the Issuer and the Trustee.
13.First Supplement to Consent to TDC Leasehold Mortgage and other TDC Financing Documents, dated as of December 1, 2020, among the Port Authority, IAT, the Issuer and the Trustee.
14.Second Supplement to Consent to TDC Leasehold Mortgage and other TDC Financing Documents, dated as of April 1, 2022, among the Port Authority, IAT, the Issuer and the Trustee.
15.IAT Certificate and Request to Trustee re: the Amended and Restated Lease Agreement No. AYC-685, dated as of April 8, 2022.
16.IAT Certificate and Request to Trustee re: the First Supplemental Agreement to Amended and Restated Lease Agreement No. AYC-685, dated as of April 8, 2022.
17.Request and Certificate to Series 2022 Trustee, dated as of April 8, 2022.

18.Preliminary Official Statement, dated March 24, 2022, relating to the Series 2022 Bonds.
19.Official Statement, dated April 5, 2022, relating to the Series 2022 Bonds.
20.Bond Purchase Agreement, dated April 5, 2022, among J.P. Morgan Securities LLC, the Issuer and IAT.
21.Continuing Disclosure Agreement, dated April 8, 2022, of IAT.
22.Tax Certificate, dated April 8, 2022.
23.Any Credit Facility related to the Series 2022 Bonds.
24.Any other Security Documents related to the Series 2022 Bonds.

SCHEDULE 6B-1
APPROVED 2022 TERMINAL EXPANSION WORK CONTRACT DOCUMENTS

YR-4006-01	Package CAB1 - CCAB Pile Testing

YR-4006-07	Package CAB7 - CCAB Structural Steel

YR-4006-11	Package HE3 - Headhouse Exp & Reno - Foundations

YR-4006-16	Site Utility Abatement

SCHEDULE 6B-2
2022 TERMINAL EXPANSION WORK CONTRACT DOCUMENTS PENDING APPROVAL

YR-4002-01	Comprehensive Basis of Design
YR-4006-02	Package CAB2 - CCA FLS
YR-4006-03	Package CAB3 - CCB FLS
YR-4006-04	Package CAB4 - CCA Foundations
YR-4006-05	Package CAB5 - CCB Foundations
YR-4006-06	Package CAB6 - CCA & CCB Civil
YR-4006-08	Package CCA - MEP & Architecture
YR-4006-09	Package HE1 - Headhouse Exp & Reno - Pile Testing
YR-4006-10	Package HE2 - Headhouse Exp & Reno - FLS
YR-4006-12	Package HE4 - Headhouse Exp & Reno - Civil

YR-4006-13	Package HE5 - Headhouse Exp & Reno -Superstructure Steel, MEP & Arch
YR-4006-14	Package HE6 - Landside Arrivals Roadway
YR-4006-15	Package HE7 - Landside Construction Trailers
YR-4006-18	Package HE8 - Construction Access Gate
YR-4006-19	Package CAB11 - Airside PBB
YR-4006-20	Package CAB MEP & Architecture
YR-4006-22	Package DL2 - Site Capture / Enabling
YR-4006-23	Package DL3 - Fire Life Safety
YR-4006-24	Package DL4 - Foundations
YR-4006-25	Package DL5 - Structural Steel
YR-4006-26	Package DL6 - Arch & MEP
YR-4006-27	Package DL7- Delta Sky Club Fit Out

YR-4006-28	Package HE9 - Headhouse East Fence Site Capture
YR-4006-29	CCB Site Capture
YR-4006-30	Package HE10 - Trailer Decomissioning

SCHEDULE 6B-3
SERIES 2022 STANDARD DRAW DOCUMENTATION
[omitted]

SCHEDULE 7-3(a)
(Effective as of 2022 Terminal Expansion Rent Commencement Date)
POST-DBO RENT (POST-2022 TERMINAL EXPANSION RENT COMMENCEMENT DATE)
[omitted]